                                                                    Exhibit 10.1


                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                               AXTIVE CORPORATION,

                            AXTIVE ACQUISITION CORP.,

                             THINKSPARK CORPORATION

                                       and

                                  KERRY OSBORNE



                            Dated as of May 23, 2003

                                TABLE OF CONTENTS

ARTICLE I  DEFINITIONS ........................................................  1

  1.1  Definitions ............................................................  1
  1.2  Interpretation .........................................................  5

ARTICLE II  THE MERGER AND THE SURVIVING CORPORATION ..........................  6

  2.1  The Merger .............................................................  6
  2.2  Effective Time of the Merger ...........................................  6
  2.3  Certificate of Incorporation, Bylaws and Board of Directors of
       Surviving Corporation ..................................................  6
  2.4  Further Assurances .....................................................  7

ARTICLE III  CONVERSION OF SHARES .............................................  7

  3.1  Conversion of Shares ...................................................  7
  3.2  Target Treasury Stock ..................................................  7
  3.3  Target Options .........................................................  7
  3.4  Newco Shares ...........................................................  7

ARTICLE IV  CLOSING ...........................................................  8

  4.1  Closing ................................................................  8
  4.2  Exchange of Certificates ...............................................  8

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF THE TARGET PRINCIPAL
SHAREHOLDER ...................................................................  8

  5.1  Organization and Good Standing .........................................  9
  5.2  Power, Authorization and Validity ......................................  9
  5.3  Capitalization ......................................................... 10
  5.4  Subsidiaries ........................................................... 10
  5.5  No Violation of Existing Agreements. ................................... 10
  5.6  Litigation; Legal Impediments .......................................... 11
  5.7  Target Financial Statements; Books and Records ......................... 12
  5.8  Liabilities and Obligations ............................................ 13
  5.9  Accounts and Notes Receivable .......................................... 13
  5.10  Assets ................................................................ 13
  5.11  Agreements and Commitments ............................................ 14
  5.12  Customers and Suppliers ............................................... 18
  5.13  Intellectual Property ................................................. 18
  5.14  Compliance with Laws .................................................. 19
  5.15  Permits ............................................................... 20
  5.16  Employees ............................................................. 20
  5.17  Tax Matters ........................................................... 22
  5.18  Insurance ............................................................. 25

  5.19  WARN Compliance ....................................................... 25
  5.20  Absence of Certain Changes ............................................ 26
  5.21  Corporate Documents ................................................... 27
  5.22  Certain Transactions and Agreements ................................... 27
  5.23  Absence of Certain Business Practices ................................. 28
  5.24  Bank Accounts and Powers of Attorney .................................. 28
  5.25  No Brokers ............................................................ 28
  5.26  Advisability of Obtaining Separate Counsel ............................ 28
  5.27  No Implied Representations ............................................ 29
  5.28  Disclosure ............................................................ 29

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF AXTIVE AND NEWCO ................. 29

  6.1  Organization and Good Standing ......................................... 29
  6.2  Power, Authorization and Validity ...................................... 29
  6.3  No Violation of Existing Agreements .................................... 30
  6.4  Information Delivered .................................................. 30
  6.5  No Implied Representations ............................................. 31
  6.6  No Brokers ............................................................. 31

ARTICLE VII CERTAIN COVENANTS ................................................. 31

  7.1  Future Cooperation ..................................................... 31
  7.2  Tax Matters ............................................................ 31
  7.3  Repayment of Related Party Indebtedness ................................ 32
  7.4  Execution of Certain Agreements by Target Employees .................... 33
  7.5  Non-Disclosure of Target Proprietary Information ....................... 33
  7.6  Employment Agreements .................................................. 35
  7.7  Collectible A/R Deficiency ............................................. 35

ARTICLE VIII INDEMNIFICATION .................................................. 35

  8.1  Indemnification by the Target Principal Shareholder .................... 35
  8.2  Indemnification by Axtive .............................................. 37
  8.3  Notice of Claim ........................................................ 39
  8.4  Survival of Representations and Warranties ............................. 39
  8.5  Indemnification Limitation ............................................. 40

ARTICLE IX NONCOMPETITION COVENANTS ........................................... 41

  9.1  Prohibited Activities .................................................. 41
  9.2  Equitable Relief ....................................................... 42
  9.3  Reasonable Restraint ................................................... 42
  9.4  Severability; Reformation .............................................. 43
  9.5  Material and Independent Covenant ...................................... 43

ARTICLE X MISCELLANEOUS ....................................................... 43

  10.1  Successors and Assigns ................................................ 43
  10.2  Entire Agreement ...................................................... 43
  10.3  No Joint Venture ...................................................... 43
  10.4  Absence of Third Party Beneficiary Rights ............................. 43
  10.5  Expenses .............................................................. 44
  10.6  Notices ............................................................... 44
  10.7  Exercise of Rights and Remedies ....................................... 45
  10.8  Public Announcement ................................................... 45
  10.9  Confidentiality. ...................................................... 45
  10.10  Construction of Agreement ............................................ 46
  10.11  Knowledge ............................................................ 46
  10.12  Reformation and Severability ......................................... 47
  10.13  Governing Law ........................................................ 47
  10.14  Dispute Resolution ................................................... 47
  10.15  Counterparts ......................................................... 48

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated and effective as of May 23, 2003, by and among Axtive Corporation, Inc., a Delaware corporation ("Axtive"), Axtive Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Axtive ("Newco"), ThinkSpark Corporation, a Delaware corporation ("Target"), and Kerry Osborne (the "Target Principal Shareholder").

                                    RECITALS

     A. The respective boards of directors of Newco and Target (collectively referred to as the "Constituent Corporations") (1) deem it advisable and in the best interests of their respective Constituent Corporations and their respective stockholders that Newco merge with and into Target upon the terms and conditions set forth herein (the "Merger") and (2) have adopted and approved this Agreement and the transactions contemplated hereby.

     B. The stockholders of Newco and Target have approved the Merger in accordance with the GCL.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1.1 Definitions. Capitalized terms used in this Agreement shall have the following meanings:

     "AAA Rules" has the meaning set forth in Section 10.14.

     "Affiliate" of, or "Affiliated" with, a specified person or entity means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person or entity.

     "Agreement" has the meaning set forth in the preamble to this Agreement.

     "Axtive" has the meaning set forth in the preamble to this Agreement.

     "Axtive Ancillary Agreements" has the meaning set forth in Section 6.2(a).

     "Axtive Confidential Information" has the meaning set forth in Section 10.9(a).

     "Axtive Expiration Date" has the meaning set forth in Section 8.4(b).

     "Axtive Indemnified Persons" has the meaning set forth in Section 8.1(a).

     "Axtive Losses" has the meaning set forth in Section 8.1(a).

     "Balance Sheet Date" has the meaning set forth in Section 5.7(a)(ii).

     "Claim" has the meaning set forth in Section 8.1(d).

     "Closing" has the meaning set forth in Section 4.1.

     "Closing Date" has the meaning set forth in Section 4.1.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Collectible A/R" has the meaning set forth in Section 5.9(b).

     "Competitive Business" means any business or activity that relates to the business of, or involves the provision of services or products that directly or indirectly competes with the business of, Target or the Surviving Corporation (including any subsidiary thereof) as currently conducted.

     "Constituent Corporations" has the meaning set forth in the Recitals of this Agreement.

     "Dispute" has the meaning set forth in Section 10.14.

     "Effective Time" has the meaning set forth in Section 2.2.

     "Employee benefit plan" has the meaning set forth in Section 5.16(c).

     "Employee pension benefit plan" has the meaning set forth in Section
5.16(c).

     "Employee Plans" has the meaning set forth in Section 5.16(c).

     "Employment Agreements" has the meaning set forth in Section 7.6.

     "Encumbrances" means all liens, encumbrances, mortgages, pledges, security interests, conditional sales agreements, charges, options, preemptive rights, rights of first refusal, reservations, restrictions or other encumbrances or defects in title.

     "ERISA" has the meaning set forth in Section 5.16(c).

     "ERISA Affiliate" has the meaning set forth in Section 5.16(c).

     "GAAP" means generally accepted accounting principles.

     "GCL" means the General Corporation Law of the State of Delaware, as amended.

     "Governmental Authority" means any federal, state, local or foreign government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority.

     "Government Bid" has the meaning set forth in Section 5.11(c)(i).

     "Government Contract" means any prime contract, subcontract, letter contract, purchase order or delivery order, task order, or other agreement of any kind executed or submitted to or on behalf of any independent or executive agency, division, subdivision, audit group or procuring office of a Governmental Authority or any prime contractor or higher level subcontractor of a prime contractor, or under which any Governmental Authority or any such prime contractor or higher level subcontractor otherwise has or may acquire any right or interest.

     "Interim Balance Sheet" has the meaning set forth in Section 5.7(a)(ii).

     "Interim Financial Statements" has the meaning set forth in Section 5.7(a)(ii).

     "Law" or "Laws" means any and all federal, state, local or foreign statutes, laws, ordinances, proclamations, codes, regulations, licenses, permits, authorizations, approvals, consents, legal doctrines, published requirements, orders, decrees, judgments, injunctions and rules of any Governmental Authority, including those covering environmental, Tax, energy, safety, health, transportation, bribery, recordkeeping, zoning, discrimination, antitrust and wage and hour matters, in each case as amended and in effect from time to time.

     "Letter of Intent" means that certain letter of intent dated December 23, 2002 by and among Axtive, Target and Kerry Osborne, as amended or supplemented.

     "Loss" or "Losses" means all liabilities, losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, fees, costs and expenses (including reasonable attorneys' fees and costs and expenses of investigation), net of income Tax effects with respect thereto (including income Tax benefits recognized in connection therewith and income Taxes upon any indemnification recovery therefor) and net of insurance proceeds paid to the party incurring such loss.

     "Material Adverse Effect" has the meaning set forth in Section 5.1.

     "Merger" has the meaning set forth in the Recitals of this Agreement.

     "Merger Consideration" has the meaning set forth in Section 3.1.

     "Merger Filing" has the meaning set forth in Section 2.2.

     "Newco" has the meaning set forth in the preamble to this Agreement.

     "Noncompete Term" has the meaning set forth in Section 9.1(a).

     "Permits" means licenses (other than licenses for the use of intangible property), franchises, permits, authorizations of transportation authorities, operating authorizations, titles (including motor vehicle titles and current registrations), certificates and other authorizations issued by Governmental Authorities.

     "Permitted Encumbrances" means (a) any Encumbrances reflected or reserved against in the Interim Balance Sheet that is not in excess of $10,000; (b) Encumbrances for property or ad valorem Taxes reflected or reserved against in the Interim Balance Sheet or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Target's books in accordance with GAAP; (c) obligations under any operating and capital leases described in Schedule 5.11; and (d) all contracts, agreements, instruments, obligations, Encumbrances, defects and irregularities of title, if any, affecting Target assets that do not materially detract from the value or materially interfere with the use, as currently used, of the properties subject thereto or affected thereby or otherwise materially impair the business operations being conducted thereon.

     "Post-Closing Period" has the meaning set forth in Section 7.5(b).

     "Post-Transfer Period" has the meaning set forth in Section 7.2(b).

     "Pre-Transfer Period" has the meaning set forth in Section 7.2(a).

     "Required Consents" has the meaning set forth in Section 5.5(b).

     "Schedules" means the disclosure schedules delivered by Target and the Target Principal Shareholder concurrently with the execution and delivery of this Agreement.

     "SEC" means the Securities and Exchange Commission.

     "SEC Documents" has the meaning set forth in Section 6.4(a).

     "Series A Stock" has the meaning set forth in Section 8.5(b)(i).

     "Surviving Corporation" has the meaning set forth in Section 2.1.

     "Target" has the meaning set forth in the preamble to this Agreement.

     "Target Ancillary Agreements" has the meaning set forth in Section 5.2(a).

     "Target Common Stock" has the meaning set forth in Section 5.3(a).

     "Target Expiration Date" has the meaning set forth in Section 8.4(a).

     "Target Financial Statements" has the meaning set forth in Section 5.7(a).

     "Target Indemnified Persons" has the meaning set forth in Section 8.2(a).

     "Target Intellectual Property" has the meaning set forth in Section
5.13(a).

     "Target Losses" has the meaning set forth in Section 8.2(a).

     "Target Owned Intellectual Property" has the meaning set forth in Section 5.13(a).

     "Target Principal Shareholder" has the meaning set forth in the preamble to this Agreement.

     "Target Proprietary Information" has the meaning set forth in Section
7.5(a).

     "Target Shareholder" has the meaning set forth in Section 3.1.

     "Target Subsidiary" means any corporation, limited liability company, partnership, joint venture or other entity, whether incorporated or unincorporated, of which: (a) Target or any other Target Subsidiary is a general partner; or (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the members of the board of directors, board of managers or any similar governing body of such entity is, directly or indirectly, owned or controlled by Target and/or by any one or more of the Target Subsidiaries.

     "Target Used Intellectual Property" has the meaning set forth in Section 5.13(a).

     "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including income, alternative or add-on minimum, profits, gross income, gross receipts, excise, property, ad valorem, sales, use, value added, withholding, occupation, use, service, license, payroll, employment, severance, social security, Medicare, unemployment, franchise, license, stamp, environmental or windfall profit tax, premium, custom duty, transfer or recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties, addition to tax or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments.

     "Tax Returns" shall mean all returns, declarations of estimated tax payments, reports, forms, estimates, information returns, statements and other documentation, including any related or supporting information filed with respect to any of the foregoing, maintained, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

     "Taxing Authority" shall mean any Governmental Authority exercising any Taxing authority or any other authority exercising Tax regulatory authority.

     "Territory" has the meaning set forth in Section 9.1(a).

     "Third Person" has the meaning set forth in Section 8.1(d).

     "Threshold Amount" has the meaning set forth in Section 8.1(c)

     "WARN Act" has the meaning set forth in Section 5.19.

     1.2 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in Section 1.1 and elsewhere in this Agreement include the plural as well as the singular;

          (b) all accounting terms not otherwise defined herein have the meanings ascribed to them in accordance with GAAP;

          (c) the words "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

          (d) the terms "include," "includes" and "including" are not limiting and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or."

                                   ARTICLE II
                    THE MERGER AND THE SURVIVING CORPORATION

     2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time in accordance with the GCL, Newco shall be merged with and into Target and the separate existence of Newco shall thereupon cease. Target shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation").

     2.2 Effective Time of the Merger. The Merger shall become effective at such time (the "Effective Time") as (a) holders of a majority of Target Common Stock approve the Merger, and (b) a certificate of merger, in form mutually acceptable to Axtive and Target, is filed with the Secretary of State of the State of Delaware (the "Merger Filing"). The Merger Filing shall be made simultaneously with or as soon as practicable after the Closing and the execution of this Agreement.

     2.3 Certificate of Incorporation, Bylaws and Board of Directors of Surviving Corporation. As a result of the Merger and at the Effective Time:

          (a) The Certificate of Incorporation of Newco in effect immediately prior to the Effective Time, a copy of which has been provided to Target, shall become the Certificate of Incorporation of the Surviving Corporation, except that such Certificate of Incorporation shall be amended as of the Effective Time to change the name of the Surviving Corporation to "ThinkSpark Corporation". After the Effective Time, the Certificate of Incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by the GCL.

          (b) The Bylaws of Newco in effect immediately prior to the Effective Time, a copy of which has been provided to Target, shall become the Bylaws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the GCL.

          (c) The board of directors of Newco as constituted immediately prior to the Effective Time shall be the board of directors of the Surviving Corporation.

          (d) The officers of Newco as constituted immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

     2.4 Further Assurances. Target agrees that if, at any time after the Effective Time, Axtive considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of Target, Axtive and any of its officers are hereby authorized by Target to execute and deliver all such proper deeds, assignments and assurances and do all other things reasonably necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, in the name of Target or otherwise.

                                  ARTICLE III
                              CONVERSION OF SHARES

     3.1 Conversion of Shares. At the Effective Time, by virtue of the Merger, and without any action on the part of any holder of any capital stock of Target (each a "Target Shareholder" and collectively, the "Target Shareholders"), each issued and outstanding share of Target Common Stock as of the Effective Time shall be converted into the right to receive, and become exchangeable for, Fifteen and No/100 Dollars ($15.00) in cash (the "Merger Consideration"). The Merger Consideration shall be issued to the Target Shareholders as set forth in
Schedule 3.1 at Closing.

     3.2 Target Treasury Stock. All shares of Target Common Stock that are held by Target as treasury stock, if any, shall be canceled and retired and no Merger Consideration shall be delivered or paid in exchange therefor.

     3.3 Target Options. All rights to acquire capital stock of Target (whether in the form of options, warrants or rights to convert securities) shall have been exercised or terminated prior to the Effective Time, such that no rights or options to purchase or receive any shares of Target's capital stock or the Surviving Corporation's capital stock shall be outstanding from and after the Effective Time.

     3.4 Newco Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Axtive, as the sole holder of capital stock of Newco, each issued and outstanding share of common stock, par value $.001 per share, of Newco shall automatically be converted into one share of common stock, par value, $.001 per share, of the Surviving Corporation.

                                   ARTICLE IV
                                     CLOSING

     4.1 Closing. The closing of this Agreement and the transactions contemplated hereunder (the "Closing") shall take place at the offices of Gardere Wynne Sewell LLP, 1601 Elm Street, Suite 3000, Dallas, Texas 75201-4761, contemporaneously with the execution hereof and on the date hereof or at such other time and date as Axtive, Target and the Target Principal Shareholder may mutually agree upon (the "Closing Date"), but for all purposes shall be deemed to occur as of the close of business on the Closing Date.

     4.2  Exchange of Certificates.

          (a) As of the Effective Time, all shares of Target Common Stock that are outstanding immediately prior thereto shall, by virtue of the Merger and without further action, cease to exist, and each share of Target Common Stock shall be converted into, and shall only represent, the right to receive from Axtive the Merger Consideration as set forth for each Target Shareholder in Schedule 3.1.

          (b) At the Closing or as soon as reasonably practicable thereafter, each Target Shareholder shall surrender the certificates representing his shares of Target Common Stock (the "Target Certificates") to Axtive duly endorsed in blank by the Target Shareholder or accompanied by duly executed blank stock powers, for cancellation or an affidavit of lost (or non-issued) certificate and agreement to indemnify in form reasonably satisfactory to Axtive (an "Affidavit"). At the Closing, or as soon as practicable thereafter upon receipt of a Target Shareholder's duly endorsed or accompanied Target Certificates and of any Affidavits, Axtive shall, as set forth on Schedule 3.1, deliver to the Target Shareholder the Merger Consideration with respect to his shares of Target Common Stock (by wire transfer in accordance with the wiring instructions for the Target Shareholder set forth on Schedule 3.1 or as otherwise set forth on Schedule
     3.1 or in the Target Shareholder's transmittal of his Target Certificates and/or Affidavits).

          (c) After the Effective Time, there shall be no further registration of transfers of the shares of Target Common Stock on the stock transfer books of Target. If, after the Effective Time, Target Certificates are presented for transfer or for any other reason, they shall be canceled and exchanged and certificates for Axtive Common Stock shall be delivered.

                                   ARTICLE V
                      REPRESENTATIONS AND WARRANTIES OF THE
                          TARGET PRINCIPAL SHAREHOLDER

     Subject to the qualifications and exceptions set forth in the Schedules with respect to this ARTICLE V, the Target Principal Shareholder hereby represents and warrants to Axtive as follows:

     5.1 Organization and Good Standing. Target is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. Target is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction listed in Schedule 5.1, which is each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to so qualify would not reasonably be expected to have a material adverse effect on Target, its assets, properties or financial condition (a "Material Adverse Effect"). Schedule 5.1 also sets forth, with respect to each Target Subsidiary, such Target Subsidiary's jurisdiction of organization and each jurisdiction in which such Target Subsidiary is duly qualified to do business as a foreign corporation, which is each jurisdiction in which the ownership of such Target Subsidiary's properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect. Certificate(s), each dated within 20 days of Closing, of (a) existence and good standing for Target issued by the appropriate Governmental Authorities of the State of Delaware and (b) qualification or authority to do business (or similar certificates) for Target issued by the appropriate Governmental Authorities of each other jurisdiction listed on Schedule 5.1 have been delivered to Axtive.

     5.2  Power, Authorization and Validity.

          (a) Target has the requisite corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements to which Target is or will be a party as contemplated by this Agreement (the "Target Ancillary Agreements"). The execution, delivery and performance of this Agreement and the Target Ancillary Agreements by Target have been duly and validly approved by Target's board of directors and the Target Shareholders, as required by applicable Law.

          (b) Except for the Merger Filings and the Required Consents, no filing, authorization, approval or consent, governmental or otherwise, is necessary to enable Target to enter into, and to perform its obligations under, this Agreement and the Target Ancillary Agreements.

          (c) This Agreement has been duly and validly executed and delivered by Target and the Target Principal Shareholder. Assuming the due authorization, execution, and delivery thereof by Axtive and Newco, this Agreement constitutes, and the Target Ancillary Agreements, when executed and delivered by Target, will constitute, valid and binding obligations of Target and the Target Principal Shareholder, as the case may be, enforceable against each of them in accordance with their respective terms, except as to the effect, if any, of:

               (i) Applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the rights of creditors generally;

               (ii) Rules of Law governing specific performance, injunctive relief and other equitable remedies; and

               (iii) Any rights to indemnification being limited under applicable securities Laws;

     provided, however, that the Target Ancillary Agreements will not be effective until the earlier of the date set forth therein or the Effective Time.

     5.3  Capitalization.

          (a) Authorized/Outstanding Capital Stock. The authorized capital stock of Target consists of 100,000 shares of common stock, $0.001 par value per share (the "Target Common Stock"), of which 58,658 shares are issued and outstanding as of the Closing Date, and all of which issued and outstanding shares are held of record and beneficially owned by the Target Shareholders. Target has no authorized or issued shares of preferred stock. All issued and outstanding shares of Target Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission and have been offered, issued, sold and delivered by Target in compliance with all applicable Laws, including registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities Laws. None of such shares were issued in violation of the preemptive rights of any past or present stockholder.

          (b) Options; Rights. There are none of the following applicable to any of Target's outstanding securities or the outstanding securities of or equity interests in any Target Subsidiary: (i) stock appreciation rights, options, warrants, conversion privileges or preemptive or other rights or agreements of any kind outstanding to purchase or otherwise acquire any of Target's authorized but unissued capital stock; (ii) options, warrants, conversion privileges or preemptive or other rights or agreements outstanding to which Target or any Target Shareholder is a party involving the purchase or other acquisition of any share of Target capital stock;
     (iii) liabilities for dividends accrued but unpaid; or (iv) voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities Laws).

     5.4 Subsidiaries. Except as set forth in Schedule 5.4, Target does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into or exchangeable for capital stock or any other equity interest in any corporation, association or other business entity. Except as set forth in Schedule 5.4, Target is not, directly or indirectly, a participant in any joint venture, limited liability company, partnership or other noncorporate entity.

     5.5  No Violation of Existing Agreements.

          (a) Neither the execution and delivery of this Agreement or any Target Ancillary Agreement by Target, nor the consummation of the transactions provided for herein or therein, will conflict with, result in the creation of any Encumbrance, other than a Permitted Encumbrance, upon any of the properties or assets of Target under or (with or without notice or lapse of time, or both) result in a termination or right of termination, breach, default, violation, acceleration of performance or right of acceleration of performance of:

               (i) Any provision of the Certificate of Incorporation or Bylaws of Target, as currently in effect;

               (ii) Any material instrument or contract to which Target or the Target Principal Shareholder is a party or by which Target or any of its properties or assets may be bound or affected; or

               (iii) Any Laws applicable to Target or the Target Principal Shareholder or any of the properties or assets of Target or the Target Principal Shareholder and that would have a Material Adverse Effect.

          (b) The consummation of the Merger by Target will not require the consent of any third party, other than as set forth in Schedule 5.5 (the "Required Consents"). Each of the Required Consents has either been delivered to Axtive or Axtive has waived its delivery for purposes of Closing.

     5.6  Litigation; Legal Impediments. Except as set forth in Schedule 5.6:

          (a) There is no claim, action, suit, proceeding or, to the knowledge of Target, investigation (including any product liability, warranty or similar claim, action, suit, proceeding or, to the knowledge of Target, investigation) that has been asserted against Target or any Target Subsidiary since December 31, 2002, other than as set forth in the Target Financial Statements, pending or, to the knowledge of Target, threatened against or affecting Target, at law or in equity, before any Governmental Authority. No written notice of any claim, action, suit, proceeding or investigation, whether pending or threatened, has been received by Target and, to the knowledge of Target, there is no basis therefor.

          (b) To the knowledge of Target, no person, firm, corporation or entity has a claim against Target or any Target Subsidiary (or a successor in interest to Target) based upon:

               (i) Ownership or rights to ownership of any shares of Target Common Stock or of any securities of or equity interests in any Target Subsidiary;

               (ii) Any rights as a Target securities holder, including any option or other right to acquire any Target securities, any preemptive rights or any rights to notice or to vote, or

               (iii) Any rights it may have under any agreement between Target and any Target securities holder or former Target securities holder in such holder's capacity as such.

          (c) There is no order, decree or ruling by any Governmental Authority or, to the knowledge of Target, threat thereof that would prohibit or render illegal the transactions provided for in this Agreement.

          (d) There is no litigation or proceeding pending or, to the knowledge of Target, threatened that would have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement.

     5.7  Target Financial Statements; Books and Records

          (a) Target has delivered to Axtive complete and correct copies of the following consolidated financial statements, which are attached to Schedule
     5.7 (the "Target Financial Statements").

               (i) the audited balance sheets of Target as of December 31, 2001 and 2002 and the related audited statements of operations, stockholders' equity and cash flows for the two-year period ended December 31, 2002, together with the related notes and schedules and; and

               (ii) the unaudited balance sheet (the "Interim Balance Sheet") of Target as of March 31, 2003 (the "Balance Sheet Date") and the related unaudited statement of operations for the interim period ended on the Balance Sheet Date, together with any related notes and schedules (such Interim Balance Sheet, the related statement of operations and the related notes and schedules are referred to herein as the "Interim Financial Statements").

          (b) The Target Financial Statements have been prepared on an accrual basis and, in all material respects, are in accordance with GAAP (except for the absence of notes in the Interim Financial Statements) and fairly and accurately represent the financial condition of Target at the respective dates specified therein and the results of operations for the respective periods specified therein. The Target Financial Statements reflect all material transactions of the business of Target during the periods covered thereby consistent with the basis of accounting historically used by Target, and all documentation that is necessary to support such transactions is maintained by Target.

          (c)  The books, records and accounts of Target:

               (i)   Are in all material respects true and complete;

               (ii) Have been maintained in accordance with reasonable business practices on a basis consistent with prior years;

               (iii) Accurately and fairly reflect the transactions entered therein, including disposition of assets of Target or any Target Subsidiary, in all material respects; and

               (iv) Accurately and fairly reflect in all material respects the basis for the Target Financial Statements.

     5.8 Liabilities and Obligations. Except as set forth in Schedule 5.8, Target has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or disclosed in Target Financial Statements. Schedule 5.8 contains a reasonable estimate by Target and the Target Principal Shareholder of the maximum amount that may be payable with respect to material liabilities that are not fixed. For each such liability for which the amount is not fixed or is contested, Target has provided a summary description of the liability together with copies of all relevant documentation relating thereto. Attached to Schedule
5.8 is (a) a detailed debt schedule setting forth information regarding Target's outstanding indebtedness for borrowed money (including overdrafts) as of the date hereof including outstanding principal amounts, accrued interest, interest rates, account and creditor information and applicable prepayment penalties, and
(b) an accurate list of the trade accounts payable of Target or any Target Subsidiary as of the second business day preceding the Closing Date.

     5.9  Accounts and Notes Receivable.

          (a) Schedule 5.9 sets forth an accurate list of the accounts and notes receivable of Target or any Target Subsidiary as of the Balance Sheet Date and of those invoiced between the Balance Sheet Date and the second business day preceding the Closing Date (including with respect to each such invoice, the invoice number, the customer name, the amount of such invoice, and an accurate aging of the receivable based on 30-day aging categories), including any such amounts that are not reflected in the Interim Balance Sheet. Receivables from and advances to employees, the Target Principal Shareholder and any entities or persons related to or Affiliates of the Target Principal Shareholder are separately identified in
     Schedule 5.9.

          (b) Except as set forth in Schedule 5.9, the accounts receivable set forth in Schedule 5.9 (the "Collectible A/R") represent valid and bona fide sales to third parties incurred in the ordinary course of business, subject to no defenses, set-offs or counterclaims other than those resulting from applicable insolvency or similar Laws and are collectible in the amounts shown on Schedule 5.9 net of reserves reflected in the Interim Financial Statements with respect to the accounts receivable as of the Balance Sheet Date, and net of reserves reflected in the books and records of Target (consistent with the methods used in the Target Financial Statements) with respect to accounts receivables of Target after the Balance Sheet Date.

     5.10 Assets.

          (a) Target or a Target Subsidiary owns and, in the case of real property, has good and marketable title to, or, in the case of assets being leased, valid leasehold interests in, all of its assets as shown on the Interim Balance Sheet, free and clear of all Encumbrances (other than for Taxes not yet due and payable and Permitted Encumbrances), other than such material assets set forth in Schedule 5.10 as were sold by Target in the ordinary course of business since the Balance Sheet Date or which are subject to capitalized leases. Except as set forth in Schedule 5.10, there are no UCC financing statements of record naming Target or any Target Subsidiary as debtor.

          (b) Except as specifically described in Schedule 5.10, the tangible and intangible assets of Target include all the assets used in the operation of the business of Target as conducted at the Balance Sheet Date, except for dispositions of assets since such date in the ordinary course of business, consistent with past practices. The machinery and equipment included in such assets are in good condition and repair, normal wear and tear excepted.

          (c) Except as set forth in Schedule 5.10, all leases of real or personal property to which Target or a Target Subsidiary is a party are in full force and effect and afford Target or such Target Subsidiary peaceful and undisturbed possession of the subject matter of the lease. Target has provided Axtive with true and correct copies of all such leases.

          (d) To the knowledge of Target, Target is not in violation of any material zoning, building, safety or environmental Law applicable to the operation of owned or leased or occupied properties, and Target has not received any notice of such violation with which it has not complied or had waived.

     5.11 Agreements and Commitments.

          (a) Identification of Agreements and Commitments. Except as set forth in Schedule 5.11, or as listed in any Schedule set forth in Section 5.13 or
     Section 5.16, neither Target nor any Target Subsidiary is a party or subject to any oral or written agreement, obligation or commitment that is material to Target, its financial condition, business or prospects or which is described below:

               (i) Any contract, commitment, letter agreement, quotation or purchase order providing for payments by or to Target or any Target Subsidiary in an aggregate amount of

                     (A) $50,000 or more in the ordinary course of business; or

                     (B) $10,000 or more not in the ordinary course of business;

               (ii)  any Government Contract;

               (iii) Any license agreement as licensor (except for any nonexclusive software license granted by Target or any Target Subsidiary to end-user customers where the form of the license, excluding standard immaterial deviations, has been provided to Axtive);

               (iv) Any agreement by Target or any Target Subsidiary to encumber, transfer or sell rights in or with respect to any Target Intellectual Property;

               (v) Any agreement for the sale or lease of real or personal property involving more than $10,000 per year;

               (vi) Any dealer, distributor, sales representative, original equipment manufacturer, value added remarketer or other agreement for the distribution of products of Target or any Target Subsidiary;

               (vii)  Any franchise agreement or financing statement;

               (viii) Any stock redemption or purchase agreement;

               (ix) Any joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons;

               (x) Any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligations, conditional sale, guarantee or otherwise, except for trade indebtedness or any advance to any employee of Target or any Target Subsidiary incurred or made in the ordinary course of business, and except as disclosed in the Target Financial Statements; or

               (xi) Any agreement containing covenants purporting to limit the freedom of Target or any Target Subsidiary to compete in any line of business in any geographic area or solicit employees or obligating Target or any Target Subsidiary to maintain the confidentiality of information.

          (b) Validity of Agreements and Commitments. All agreements, obligations and commitments listed in Schedule 5.11 or any Schedule set forth in Section 5.13 or Section 5.16, as the case may be, are valid and in full force and effect in all material respects, and except as set forth in
     Schedule 5.11, a true and complete copy of each has been delivered or been made available to Axtive or its counsel. Except as noted on Schedule 5.11, to the knowledge of Target, neither Target nor a Target Subsidiary that is a party thereto, nor any other party, is in breach of or default under any material terms of any such agreement, obligation or commitment. Target is not a party to any contract or arrangement that it reasonably expects will have a Material Adverse Effect.

          (c)  Government Contracts.

               (i) Except as set forth in Schedule 5.11, with respect to each Government Contract and bid or proposal in response to a solicitation with respect to a Government Contract ("Government Bid") to which Target or any Target Subsidiary is a party: (A) all representations and certifications made by Target or the Target Subsidiary were accurate in all material respects as of their effective date, and Target or the Target Subsidiary has fully complied with such representations and certifications in all material respects; (B) to the knowledge of Target, no termination or default, cure notice or show cause notice has been issued and remains unresolved, and no event, condition or omission has occurred or exists that would constitute grounds for such action; (C) neither a Governmental Authority nor any prime contractor, subcontractor, vendor or other third party has notified Target or the Target Subsidiary in writing that Target or the Target Subsidiary has breached or violated any applicable Law; and (D) to the knowledge of Target, no money due to Target or the Target Subsidiary has been withheld or set off.

               (ii) Except as set forth in Schedule 5.11: (A) to the knowledge of Target, none of the officers, employees, Affiliates, consultants, agents or representatives of Target or any Target Subsidiary is (or during the last five years has been) under any administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the business of Target or any Target Subsidiary; (B) to the knowledge of Target, there is no pending audit or investigation of Target, any Target Subsidiary, or any of their respective officers, employees, Affiliates, consultants, agents or representatives resulting in any material adverse finding with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; (C) to the knowledge of Target, no cost incurred by Target or any Target Subsidiary pertaining to any Government Contract or Government Bid is the subject of an investigation or has been disallowed by a Governmental Authority; and (D) during the last five years, neither Target nor any Target Subsidiary has made any voluntary disclosure to any Governmental Authority with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid.

               (iii) Except as set forth in Schedule 5.11, with respect to each Government Contract and bid or proposal in response to a solicitation with respect to a Government Bid to which Target or any Target Subsidiary is a party, there are, to the knowledge of Target: (A) no outstanding claims against Target or the Target Subsidiary , either by a Governmental Authority or any prime contractor, subcontractor, vendor or other third party; and (B) no outstanding disputes between Target or the Target Subsidiary, on the one hand, and any Governmental Authority, on the other hand. Except as disclosed in Schedule 5.11, to the knowledge of Target, no event, condition or omission has occurred that would constitute grounds for a claim or a dispute under clauses
          (A) or (B) of the immediately preceding sentence. Except as disclosed in Schedule 5.11, to the knowledge of Target, neither Target nor any Target Subsidiary has any interest in any pending or potential claim under the Contract Disputes Act against any Governmental Authority of the U.S. government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid.

               (iv) Except as disclosed in Schedule 5.11, to the knowledge of Target, none of Target, any Target Subsidiary, or any of their respective officers, employees, Affiliates, consultants, agents or representatives is (or during the last five years has been) suspended or debarred from doing business with any Governmental Authority or is (or during the last five years was) the subject of a finding of noncompliance, non-responsibility or ineligibility for contracting with any Governmental Authority. To the knowledge of Target, no valid basis or specific circumstances exist that with the passage of time could reasonably be expected to result in the suspension or disbarment of Target, any Target Subsidiary, or any of their respective officers, employees, Affiliates, consultants, agents or representatives from bidding on contracts or subcontracts for or with any Governmental Authority.

               (v) With respect to all Government Contracts to which Target or any Target Subsidiary is a party, to the extent applicable thereto, and except as set forth in Schedule 5.11:

                     (A) the rates and rate schedules submitted to any Governmental Authority of the U.S. government have been closed for all years prior to 1999;

                     (B) Target and any Target Subsidiary are in compliance in all material respects with all national security obligations, including those specified in the National Industry Security Program Operating Manual, DOD 5220.22-M (January 1995);

                     (C) Target and any Target Subsidiary have reached agreement with appropriate representatives of the Governmental Authority approving and closing all indirect costs charged to Government Contracts for each of the years in the period 1997-2001, and those years are closed;

                     (D) Target and any Target Subsidiary are not subject to any forward pricing rate agreements;

                     (E) all of the product or service warranties and guarantees extended by Target or any Target Subsidiary currently in effect are contained therein, there have not been any modifications to or deviations from such warranties and guarantees and no written claims, or claims threatened in writing, exist against Target or any Target Subsidiary with respect to such warranties and guarantees;

                     (F) all reports, documents and notices required to be filed, maintained or furnished with or to any Governmental Authority by Target or any Target Subsidiary have been so filed, maintained or furnished and all such reports, documents and notices were complete and correct in all material respects on the date filed or furnished;

                     (G) Target and any Target Subsidiary are not aware of any costs, in connection with any work-in-progress, with respect to which there is any reason to believe will not be covered by the current contract price;

                     (H) Target and any Target Subsidiary are in compliance with all aspects of the Foreign Corrupt Practices Act and the Anti-Kickback Act and, to the knowledge of Target, there is no basis for any claim to be brought against Target under either the Foreign Corrupt Practices Act or the Anti-Kickback Act;

                     (I) to the knowledge of Target, Target and any Target Subsidiary have never received a negative performance rating on any Government Contract; and

                     (J) to the knowledge of Target, within the five years preceding the Effective Time, Target and any Target Subsidiary have not received any notice of deficiency from any Governmental Authority in any area of service or production.

          (d) Set forth on Schedule 5.11(d) is a list of all release agreements, settlement agreements or similar agreements entered into by Target or any Target Subsidiary since December 31, 2002 and on or before the date of this Agreement with respect to a claim or claims, whether pursuant to a lease, other agreement or otherwise. A copy of each such agreement has been provided to Axtive.

     5.12 Customers and Suppliers. Schedule 5.12 contains an accurate list of each customer of Target or any Target Subsidiary that individually represents 5% or more of Target's consolidated revenues for the 24-month period ended on the Balance Sheet Date. Except as set forth in Schedule 5.12, to the knowledge of Target, no customer or supplier of Target or any Target Subsidiary will cease to do business with Target after the consummation of the transactions contemplated hereby, which cessation would reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 5.12, since December 31, 2002, Target has not experienced any material difficulties in obtaining any inventory items necessary to the operation of its business, and no such shortage of supply of inventory items is pending or, to the knowledge of Target, threatened. Neither Target nor any Target Subsidiary is required to provide any bonding or other financial security arrangements in any amount in connection with any transactions with any of its customers or suppliers.

     5.13 Intellectual Property.

          (a) Target or a Target Subsidiary owns all right, title and interest in ("Target Owned Intellectual Property"), or, to the knowledge of Target, has the right to use ("Target Used Intellectual Property" and, together with the Target Owned Intellectual Property, the "Target Intellectual Property"), all domestic and foreign patent applications, patents, patent licenses, trademark applications, trademarks, service marks, trade names, copyrights applications, copyrights, trade secrets, know-how, technology, material software licenses and other intellectual property and proprietary rights used in the conduct of the business of Target and the Target Subsidiaries as presently conducted.

          (b) Set forth on Schedule 5.13(b) is a true and complete list of all copyright, trademark registrations (and any applications therefor) and patents (and any applications therefor) constituting Target Owned Intellectual Property. Target has no knowledge of any material loss, cancellation, termination of expiration of any such registration or patent except as set forth on Schedule 5.13(b). Target or a Target Subsidiary has taken reasonable measures to protect all Target Owned Intellectual Property. Except as set forth on Schedule 5.13(b), Target has no knowledge of any infringement of any Target Owned Intellectual Property by any third party.

          (c) The Target Used Intellectual Property is listed in Schedule 5.13(c). Target or a Target Subsidiary has obtained appropriate licensing rights to the Target Used Intellectual Property and the use by Target or the Target Subsidiary of the Target Used Intellectual Property does not infringe the rights of the licensors of the Target Used Intellectual Property. To the knowledge of Target, neither Target nor any Target Subsidiary is using any confidential information or trade secrets of any former employer of any past or present employees.

          (d) To the knowledge of Target, the business of Target and the Target Subsidiaries as conducted as of the date hereof, including the business of development, production, marketing, licensing and sale of commercial products using Target Intellectual Property and proprietary rights, does not infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights or other intellectual property of any other person, and neither Target nor any Target Subsidiary has received any written or oral claim or notice of infringement or potential infringement of the intellectual property of any other person or entity.

     5.14 Compliance with Laws

          (a) Except as set forth in Schedule 5.14, Target has complied and is and will be at the Closing Date in compliance with all Laws, applicable to Target, any Target Subsidiary or to the assets, properties and business of Target or any Target Subsidiary, as such business is currently conducted, except where failure to so comply would not reasonably be expected to cause a Material Adverse Effect, including all applicable Laws pertaining to:

               (i) The sale, licensing, leasing, ownership or management of Target's or any Target Subsidiary's owned, leased, occupied or licensed real or personal property, products or technical data;

               (ii) Employment or employment practices, terms and conditions of employment or wages and hours;

               (iii) fire prevention, building standards, zoning or other similar matters;

               (iv) The Export Administration Act and regulations promulgated thereunder or other Laws applicable to the export or re-export of controlled commodities or technical data; or

               (v) The Immigration Reform and Control Act; provided, however, that this Section 5.14 shall not apply with respect to any Law to the extent the Target Principal Shareholder has provided a representation and warranty elsewhere in this Agreement as to full past and present compliance by Target with such Law.

          (b) Except as set forth in Schedule 5.14, to the knowledge of Target, Target is in material compliance with the provisions of the Americans with Disabilities Act.

     5.15 Permits. Target and each Target Subsidiary has received all Permits from and has made all filings with third parties, including Governmental Authorities, that are necessary to the conduct of its business as presently conducted, except where failure to receive such permit or make such filing would not reasonably be expected to cause a Material Adverse Effect. Such Permits are valid, and neither Target nor any Target Subsidiary has received any written notice that any Governmental Authority intends to cancel, terminate or not renew any such Permit. Target has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in such Permits, as well as the applicable orders, approvals and variances related thereto, except where any such noncompliance would not reasonably be expected to cause a Material Adverse Effect.

     5.16 Employees.

          (a) Except as set forth in Schedule 5.16(a), neither Target nor any Target Subsidiary has any employment contract or material consulting agreement currently in effect that is not terminable at will and if terminated would result in penalty or payment of compensation by Target or the Target Subsidiary.

          (b) Except as set forth in Schedule 5.16(b), neither Target nor any Target Subsidiary:

               (i) Has ever been and is not now experiencing a union organizing effort;

               (ii) Is subject to any collective bargaining agreement with respect to any of its employees;

               (iii) Is subject to any other contract, written or oral, with any trade or labor union or similar organization that acts as its employees' exclusive bargaining representative; and

               (iv) To the knowledge of Target, has any material current labor dispute, and Target has no knowledge of any facts indicating that the consummation of the transactions provided for herein will have a material adverse effect on its labor relations.

          (c) Schedule 5.16(c) contains a list of all pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefits plan maintained, contributed to, or required to be contributed to, by Target or any ERISA Affiliate for the benefit of any Target or Target Subsidiary employee, former employee or retired employee (the "Employee Plans"), including all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). "ERISA Affiliate" as used in this Schedule 5.16(c) shall mean any other person or entity under common control with Target within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder. Neither Target nor any Target Subsidiary maintains, participates in or contributes to, nor has it ever, maintained, participated in, or contributed to, any Employee Plan which is subject to
     Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA, Section 412 of the Code, or any multiemployer plan as defined in Section 3(37) of ERISA. Target has delivered true and complete copies of all the Employee Plans, together with the most recent summary plan descriptions, if any, required under ERISA, and the three most recent annual reports (Forms 5500 and all schedules thereto), if any, required under ERISA, to Axtive. Each of the Employee Plans, and its operation and administration, is in material compliance with all applicable, federal, state, local and other Laws, including the requirements of ERISA and the Code. Except as set forth in
     Schedule 5.16(c), any such Employee Plans that are "employee pension benefit plans" (as defined in Section 3(2) of ERISA) which are intended to qualify under Section 401(a) of the Code have received favorable determination letters that such plans satisfy the qualification requirements of the Tax Reform Act of 1986. In addition, to the knowledge of Target, no "prohibited transaction," within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan. The group health plans as defined in Section 4980B(g) of the Code that benefit employees of Target or any Target Subsidiary are in material compliance with the continuation coverage requirements of Section 4980B of the Code. There are no outstanding violations of Section 4980B of the Code with respect to any Employee Plan, covered employees or qualified beneficiaries. No Employee Plan provides life insurance, medical or other medical benefits to any employee upon his or her retirement or termination of employment for any reason, except as may be required by statute. Except as set forth in Schedule 5.16(c) (which does not identify any individual by name, Social Security number or in any other manner), no employee of Target or any Target Subsidiary and no person subject to any Target health plan has made medical claims during the twelve months preceding the date hereof for $25,000 or in the aggregate, or, to the knowledge of Target, has any catastrophic illness.

          (d) To the knowledge of Target, no employee of Target is in material violation of any term of any employment contract, patent disclosure agreement or noncompetition agreement or any other contract or agreement, or any restrictive covenant, relating to the right of any such employee to be employed by Target or any Target Subsidiary or to use trade secrets or proprietary information of others. To the knowledge of Target, the employment of any employee of Target or any Target Subsidiary does not of itself subject Target or any Target Subsidiary to any liability to any third party.

          (e) Except as set forth in Schedule 5.16(e), neither Target nor any Target Subsidiary is a party to any:

               (i) Agreement with any executive officer or other key employee of Target or any Target Subsidiary

                     (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Target in the nature of any of the transactions contemplated by this Agreement, or any other business combination transaction;

                     (B) providing any term of employment or compensation guarantee; or

                     (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or

               (ii) Agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          (f) A list of all employees, officers and development consultants of Target and any Target Subsidiary and their current compensation and benefits or related agreements as of the date of this Agreement is set forth on Schedule 5.16(f), and Target has no knowledge that any of its key development employees (each of whom is listed on Schedule 5.16(f)) intends to leave the employ of Target or any Target Subsidiary.

          (g) Except as set forth in Schedule 5.16(g), all contributions due from Target or any Target Subsidiary with respect to any of the Employee Plans have been made or accrued on the Target Financial Statements, and no further contributions will be due or will have accrued thereunder as of the Closing Date.

          (h) Except as set forth in Schedule 5.16(h), as of the Closing Date, there are no outstanding payment obligations due to any employee of Target or any Target Subsidiary, or any claims outstanding by any employee, for accrued and unpaid wages, salaries, bonuses, pensions, severance pay or other benefits.

     5.17 Tax Matters. Except as disclosed in Schedule 5.17:

          (a)  Returns and Reports.

               (i) All Tax Returns required to be filed with any Taxing Authority in any jurisdiction by or for Target on or before the Closing Date have been duly and timely filed, or extensions of time within which to file such Tax Returns have been obtained; and

               (ii) All such Tax Returns are true, correct and complete in all material respects

          (b)  Payment.

               (i) Target has timely paid or has made adequate provision for the payment of all Taxes for which Target is or may become liable for payment, insofar as such Taxes are, were or will be due and payable with respect to taxable periods ending on or prior to the Closing Date, or, in the case of taxable periods beginning before the Closing Date and ending after the Closing Date, with respect to the pro rata portions of such periods up to and including the Closing Date;

               (ii) All Tax deficiencies assessed against Target as a result of any examination of Tax Returns of Target have been paid or are being contested in good faith; and

               (iii) Target is not the subject of, nor has it been notified in writing, or otherwise to the knowledge of Target, that it is the subject of, any investigation, assessment, adjustment, audit or other proceeding proposing any deficiency in respect of any Tax, and to the knowledge of Target, no investigation, assessment, adjustment, or audit has been threatened.

          (c) Taxes. Target has made adequate provisions on the Target Financial Statements for all Taxes payable by Target for any period for which no Tax Return has yet been filed or for which Tax Returns have been filed but payment of the Tax shown to be due thereon is not yet due. Furthermore, adequate reserves have been maintained to pay such Taxes as they are due.

          (d) Extensions. Except for extensions to file Tax Returns requested in the ordinary course of business, no agreements, waivers or other arrangements exist providing for an extension of time or statutory periods of limitation with respect to payment by, or assessment against, Target of any Tax and no request for any such arrangements, waivers or other agreements have been made. Furthermore, no unrevoked power of attorney with respect to any Tax has been executed or filed with the Internal Revenue Service or any other Taxing Authority.

          (e) Proceedings. No claims, actions, suits or proceedings have been asserted as of the date hereof against Target in respect of any Tax.

          (f) Section 341(f) Election. No election under Section 341(f) of the Code has been or will be filed by or on behalf of Target.

          (g) Tax Liens. There are no Tax liens as of the date hereof upon any of the assets or properties of Target, except for statutory liens for Taxes not yet due or delinquent.

          (h) Withholding. The amounts of Taxes withheld by or on behalf of Target with respect to all amounts paid to employees of Target or creditors or other parties for all periods ending on or before the Closing Date have been proper and accurate in all material respects, and all deposits required with respect to amounts paid to such employees, creditors or other parties have been made in compliance in all material respects with the provisions of all applicable Tax Laws.

          (i) Tax Sharing Agreements. Target is not party to, nor has any obligations under, any tax sharing or similar agreement or arrangement other than agreements among Target and Target Subsidiaries as set forth on
     Schedule 5.17, all of which have been disclosed to Axtive prior to the Closing Date. Target is not otherwise liable or obligated to indemnify any person or entity with respect to any Taxes.

          (j) Records. Target has made the following items available for inspection by Axtive:

               (i) Complete and correct copies of all Tax Returns of Target that have been required to be filed for the last three calendar years or for taxable periods ending within the last three calendar years and for such longer period as Axtive has requested in writing not to exceed the period of the relevant statutes of limitation;

               (ii) Complete and correct copies of all ruling requests, private letter rulings, revenue agent reports, information document requests and responses thereto, notices of proposed deficiencies, deficiency notices, applications for changes in method of accounting, protests, petitions, closing agreements, settlement agreements and any similar documents submitted by, received by or agreed to by, or on behalf of, Target and relating to for the last three calendar years or for taxable periods ending within the last three calendar years and for such longer period as Axtive has requested in writing, not to exceed the period of the relevant statute of limitations; and

               (iii) Copies of all record retention agreements currently in effect between Target and any Taxing Authority.

          (k)  Accounting Methods.

               (i) Target has not agreed to make any adjustment by reason of a change in its accounting method that would affect the taxable income or deductions of Target for any period following the Closing Date;

               (ii) Target will not be required to include in a taxable period on or after the Closing Date taxable income attributable to income that economically accrued in a taxable period ending on or before the Closing Date; and

               (iii) Target is not required to include income in any amount under Section 481 of the Code (or any comparable provisions of state, local or foreign Law), by reason of a change in accounting methods or otherwise, as a result of actions taken prior to the Closing Date.

               (iv) Target currently utilizes the accrual method of accounting for income tax purposes. Such method of accounting has not changed in the past five years.

          (l) Transfer Pricing Agreements. There are no transfer pricing agreements made by Target with any Taxing Authority.

          (m) Excess Parachute Payments. Target is not a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (n) Controlled Foreign Corporation. Target does not own any interest in any "controlled foreign corporation" (within the meaning of Section 957 of the Code), "passive foreign investment company" (within the meaning of
     Section 1297 of the Code) or other entity the income of which is required to be included in the income of Target whether or not distributed.

          (o) S Corporation Status. Target made, for U.S. federal income tax purposes, a valid election under Section 1362 of the Code and made a corresponding state or local Tax election in all applicable jurisdictions to be an "S" corporation effective as of June 18, 2001. The Company is, and has been at all times since such date, and will be at all times through the date immediately preceding the Closing, an S corporation (within the meaning of Section 1361(a)(1) of the Code) for purposes of the Code and the purposes of all corresponding provisions of applicable state and local law.

     5.18 Insurance. Copies of all insurance policies of Target and each Target Subsidiary for the current policy year, all of which are in full force and effect, have been made available to Axtive or its counsel. Except as set forth in Schedule 5.18, Target has no knowledge that any such insurance policy will not be renewed in the normal course by any insurer thereunder. Schedule 5.18 sets forth an accurate list of all claims or losses valued within the last 90 days provided by each applicable insurance company showing all workers' compensation, property, marine, inland marine, fidelity, aviation, liability, auto or other insurance claims relating to any event or occurrence that took place or was discovered at any time during the past five policy years. Schedule
5.18 contains the following information with respect to all insurance policies carried by Target for each of the last five policy years: (i) insurer, (ii) type of policy, (iii) coverage period and (iv) policy limits and deductibles, self-insured retentions or retrospective loss limits. Except as set forth in
Schedule 5.18, none of such policies are "claims made" policies. Any open claims as of the Closing Date are recoverable under such policies, except to the extent of any applicable deductible or loss retention as set forth on Schedule 5.18.

     5.19 WARN Compliance. Since the Balance Sheet Date, neither Target nor any Target Subsidiary has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (the "WARN Act") or similar state Laws. Target has not (a) closed any facilities or discontinued any operating unit with 50 or more workers; (b) laid off or terminated 33% or more of the total workforce at any single site of employment, or (c) laid off or terminated 500 or more workers at a single site of employment during the 90-day period preceding the Closing

Date. Further, Target and the Target Subsidiaries are fully and solely responsible for any WARN Act liability or notice requirements relating to any events occurring prior to and through the Closing Date.

     5.20 Absence of Certain Changes. Since the Balance Sheet Date, except as set forth in Schedule 5.20, or as otherwise contemplated by this Agreement or the Target Ancillary Agreements, there has not been with respect to Target or any Target Subsidiary:

          (a) Any change in the financial condition, properties, assets, liabilities business, results of operations or prospects of Target or any Target Subsidiary, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or can reasonably be expected to have a Material Adverse Effect;

          (b) Any contingent liability incurred by Target or any Target Subsidiary as guarantor or surety with respect to the obligations of others;

          (c) Any material Encumbrance placed on any of the properties of Target or any Target Subsidiary;

          (d) Any material obligation or liability incurred by Target or any Target Subsidiary other than in the ordinary course of business;

          (e) Except for the Merger, any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of Target or any Target Subsidiary other than in the ordinary course of business;

          (f) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business, as currently conducted, of Target or any Target Subsidiary;

          (g) any change in the authorized capital stock of Target or in its outstanding securities or any change in any Target Shareholder's ownership interests in Target or any grant of any options, warrants, calls, conversion rights or commitments;

          (h) Any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Target, any split, stock dividend, combination or recapitalization of the capital stock of Target or any direct or indirect redemption, purchase or other acquisition by Target of the capital stock of Target;

          (i) Any material labor dispute or claim of material unfair labor practices, any change in the compensation payable or to become payable to any officers, employees or agents of Target or any Target Subsidiary earning compensation at an anticipated annual rate in excess of $25,000, or any bonus payment or arrangement made to or with any of such officers, employees or agents; or any change in the compensation payable or to become payable to any of the other officers, employees or agents of Target or any Target

     Subsidiary other than normal annual compensation increases in accordance with past practices or any bonus payment or arrangement made to or with any of such other officers, employees or agents other than normal bonuses or other arrangements made in accordance with past practices;

          (j) Any material change with respect to the management, supervisory, development or other key personnel of Target or any Target Subsidiary (such management, supervisory, development and other key personnel of Target being listed on Schedule 5.20(j));

          (k) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to Target or any Target Subsidiary or any payment or discharge of a material lien or liability of Target or any Target Subsidiary;

          (l) any waiver of any material rights or claims of Target or any Target Subsidiary;

          (m) any material breach, amendment or termination of any material contract, agreement, Permit or other right to which Target or any Target Subsidiary is a party or any of its property is subject;

          (n) Any obligation, or material liability incurred by Target or any Target Subsidiary to any of its officers, directors or shareholders, or any loans or advances made to any of its officers, directors, shareholders or affiliate except normal compensation and expense allowances payable to officers; or

          (o) any other material transaction by Target or any Target Subsidiary outside the ordinary course of business.

     5.21 Corporate Documents. Target has made available to Axtive for examination all documents and information with respect to Target or any Target Subsidiary reasonably requested by Axtive or its legal counsel or accountants, including the following:

          (a) Copies of Target's Articles of Incorporation and Bylaws as currently in effect;

          (b) Target's minute book containing all records of all proceedings, consents, actions and meetings of Target's directors and shareholders;

          (c) Target's stock ledger, journal and other records reflecting all stock issuances and transfers; and

          (d)  All Permits and all applications for Permits.

     5.22 Certain Transactions and Agreements. Except as set forth in Schedule 5.22, no person who is a Target Shareholder, officer or director of Target or a member of any Target Shareholder's, officer's or director's immediate family:

          (a) has any direct or indirect ownership or financial interest in, or is a director, officer, employee or affiliate of, any corporation, firm, association or business organization that is a client, supplier, customer, lessor, lessee of Target or any Target Subsidiary or that competes with Target or any Target Subsidiary (except with respect to any interest in less than 1% of the outstanding voting shares of any corporation the stock of which is publicly traded on a national securities exchange, the Nasdaq Stock Market or over the counter);

          (b) is directly or indirectly interested in any material contract or informal arrangement with Target or any Target Subsidiary, except for compensation for services as an officer, director or employee of Target and except for the normal rights of a shareholder;

          (c) has any interest in any property, real or personal, tangible or intangible, including inventions or any Target Intellectual Property, used in the business of Target, except for the normal rights of a shareholder; or

          (d) has any outstanding and unpaid debt obligations due and owing to Target or any Target Subsidiary.

     5.23 Absence of Certain Business Practices. Neither Target, any Target Subsidiary, nor any of their Affiliates has given or offered to give anything of value to any governmental official, political party or candidate for government office that was illegal to give or offer to give nor has it otherwise taken any action which would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law.

     5.24 Bank Accounts and Powers of Attorney. Schedule 5.24 sets forth each bank, savings institution and other financial institution with which Target or any Target Subsidiary has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of Target or any Target Subsidiary is identified on Schedule 5.24. Except as disclosed on
Schedule 5.24, neither Target nor any Target Subsidiary has given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to its business for any purpose whatsoever.

     5.25 No Brokers. Neither Target nor any Target Subsidiary is obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

     5.26 Advisability of Obtaining Separate Counsel. Each of Target and the Target Principal Shareholder hereby acknowledges that Axtive has advised and encouraged them to obtain separate counsel to review this Agreement and to represent Target and the Target Principal Shareholder in the negotiating and closing of this Agreement and the related transactions, and further each of Target and the Target Principal Shareholder represent and warrant that the decision whether to obtain such legal counsel has been made independently and in the exercise of each such party's discretion.

     5.27 No Implied Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the express understanding of Axtive and Newco that the Target Principal Shareholder is not making any representation or warranty whatsoever, express or implied, other than those representations and warranties of the Target Principal Shareholder expressly set forth in this Agreement.

     5.28 Disclosure. The Target Principal Shareholder and Target have fully provided Axtive or its representatives with all the information that Axtive has requested in analyzing whether to consummate the Merger and the other transactions described in this Agreement. The representations and warranties of the Target Principal Shareholder in this Agreement, and the schedules thereto delivered to Axtive do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE VI
               REPRESENTATIONS AND WARRANTIES OF AXTIVE AND NEWCO

     Axtive hereby represents and warrants to the Target Principal Shareholder as follows:

     6.1 Organization and Good Standing. Axtive is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Newco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Axtive and Newco has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Each of Axtive and Newco is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to so qualify would not have a material adverse effect on Axtive, its assets, properties or financial condition taken as a whole.

     6.2  Power, Authorization and Validity.

          (a) Each of Axtive and Newco has the requisite corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements to which it is or will be a party as contemplated by this Agreement (the "Axtive Ancillary Agreements"). The execution, delivery and performance of this Agreement and the Axtive Ancillary Agreements by Axtive and Newco have been duly and validly approved by the boards of directors of Axtive and Newco and by Axtive, as the sole shareholder of Newco, as required by applicable Law.

          (b) Except for the Merger Filings and such filings as may be required under federal or state securities Laws, no filing, authorization, approval or consent, governmental or otherwise, is necessary to enable Axtive and Newco to enter into, and to perform their obligations under, this Agreement and the Axtive Ancillary Agreements.

          (c) This Agreement has been duly and validly executed and delivered by Axtive and Newco. Assuming the due authorization, execution, and delivery thereof by Target and the Target Principal Shareholder, this Agreement constitutes, and the Axtive Ancillary Agreements, when executed and delivered by Axtive and/or Newco will constitute, valid and binding obligations of Axtive and Newco, as the case may be, enforceable against each of them in accordance with their respective terms, except as to the effect, if any, of:

               (i) Applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the rights of creditors generally;

               (ii) Rules of Law governing specific performance, injunctive relief and other equitable remedies; and

               (iii) Any rights to indemnification being limited under applicable securities Laws;

     provided, however, that the Axtive Ancillary Agreements will not be effective until the earlier of the date set forth therein or the Effective Time.

     6.3  No Violation of Existing Agreements.

          (a) Neither the execution and delivery of this Agreement or any Axtive Ancillary Agreement by Axtive or Newco, nor the consummation of the transactions provided for herein or therein, will conflict with, will result in a termination or right of termination, breach, default, violation, acceleration of performance or right of acceleration of performance of:

               (i) Any provision of the Certificate of Incorporation or Bylaws of either of Axtive or Newco, as currently in effect;

               (ii) Any material instrument or contract to which Axtive or Newco is a party or by which Axtive or any of its properties or assets may be bound or affected; or

               (iii) Any Laws applicable to Axtive or Newco or any of the properties or assets of Axtive or Newco and that would have a material adverse effect on the properties, assets or business of either.

          (b) Other than the Merger Filings, the consummation of the Merger by Axtive and Newco will not require the consent of any third party.

     6.4  Information Delivered.  Axtive has:

          (a) Delivered to Target and the Target Principal Shareholder copies of Axtive's Form 10-KSB for the fiscal year ended December 31, 2001, Forms 10-QSB for the fiscal quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, and definitive Information Statement dated October 4, 2002, each as filed with the SEC (collectively referred to herein as the "SEC Documents"); and

          (b) Provided the Target Shareholders the opportunity to ask questions of and receive answers from Axtive concerning the terms and conditions of this Agreement and to obtain from Axtive any additional information that Axtive possesses or can acquire without unreasonable effort or expense necessary to verify the accuracy of the information described in the SEC Documents.

     6.5 No Implied Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the express understanding of the Target Principal Shareholder and Target that Axtive and Newco are not making any representation or warranty whatsoever, express or implied, other than those representations and warranties of Axtive and Newco expressly set forth in this Agreement.

     6.6 No Brokers. Neither Axtive nor Newco is obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

                                  ARTICLE VII
                                CERTAIN COVENANTS

     7.1 Future Cooperation. Following the Closing, the Target Principal Shareholder shall deliver or cause to be delivered to Axtive, and Axtive shall deliver or cause to be delivered to the Target Principal Shareholder, such additional instruments as the Target Principal Shareholder or Axtive, may reasonably request of the other for the purpose of fully carrying out this Agreement. The Target Principal Shareholder will cooperate and use his commercially reasonable efforts to have the present officers, directors and employees of Target cooperate with Axtive and the Surviving Corporation at and after the Closing in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing.

     7.2  Tax Matters.

          (a) Target shall be responsible for all Taxes of Target regardless of when due and payable, with respect to the following: (i) all taxable periods ending on or prior to the Closing Date (the "Pre-Transfer Period");
     (ii) all taxable periods beginning before the Closing Date and ending after the Closing Date, but only with respect to the pro rata portion of such period up to and including the Closing Date; and (iii) any Taxes for which Target is otherwise liable under this Agreement. Axtive and the Surviving Corporation shall cause such Taxes to be paid by the Surviving Corporation to the extent Target has made adequate provision for the payment of such Taxes as represented and warranted by the Target Principal Shareholder pursuant to Section 5.17(b)(i).

          (b) The Surviving Corporation shall be responsible for all Taxes of the Surviving Corporation, regardless of when due and payable, with respect to the following: (i) all taxable periods beginning after the Closing Date (the "Post-Transfer Period"); (ii) all taxable periods beginning before the Closing Date and ending after the Closing Date, but only with respect to the pro rata portion of such periods commencing after the Closing Date; and
     (iii) any Taxes for which the Surviving Corporation is otherwise liable under this Agreement.

          (c) Axtive shall promptly notify, or shall cause the Surviving Corporation to promptly notify, the Target Principal Shareholder in writing upon receipt by Axtive, the Surviving Corporation or any Affiliates thereof, of notice of any pending or threatened Tax liabilities that relate to the Pre-Transfer Period. The Target Principal Shareholder shall have the sole right to control any Tax audit or administrative or court proceeding with respect to such Taxes. Axtive agrees that it will cooperate reasonably, and shall cause the Surviving Corporation to cooperate reasonably with the Target Principal Shareholder and his counsel in defense against or compromise of any claim in any such proceeding.

          (d) After the Closing Date, Axtive, the Surviving Corporation or any Affiliates thereof shall make available to the Target Principal Shareholder such records of the Surviving Corporation as the Target Principal Shareholder may reasonably require for the preparation of any Tax Returns, or other similar governmental reports or forms, and the preparation and defense of any audit or administrative or court proceeding. The Target Principal Shareholder shall cooperate with the Surviving Corporation in, and shall make available to the Surviving Corporation such records as the Surviving Corporation may reasonably require for, the preparation of any Tax Returns, including the period beginning on the first date of Target's current taxable year through the Closing Date.

          (e) Any party requesting cooperation, information or actions under this Section 7.2 shall reimburse the other party for all reasonable out-of-pocket costs and expenses paid or incurred in connection therewith, which costs and expenses shall not, however, include per diem charges for employees or allocations of overhead charges.

          (f) All refunds of Taxes paid by Target that are attributable to periods prior to the Pre-Transfer Period and not accrued in the Target Financial Statements shall be for the account of the Target Shareholders. Axtive and the Surviving Corporation shall take such actions as reasonably requested by the Target Principal Shareholder to obtain such refunds and deliver to the Target Principal Shareholder any such refunds (less direct costs incurred by Axtive or the Surviving Corporation in connection therewith) within ten days upon receipt thereof. All refunds of Taxes paid by Axtive, the Surviving Corporation or any Affiliates thereof attributable to the Post-Transfer Period shall be for the account of the Surviving Corporation.

     7.3  Repayment of Related Party Indebtedness. Except as set forth on
Schedule 7.3, at or before the Closing, each Target Shareholder shall repay to Target all amounts outstanding as advances to or receivables from such Target Shareholder, each of which advances or receivables is specifically reflected in
Schedule 5.8.

     7.4 Execution of Certain Agreements by Target Employees. The Target Principal Shareholder will use all commercially reasonable efforts to cause all present employees of Target and any Target Subsidiary to execute Axtive's forms of assignments of copyright and other intellectual property rights, noncompetition and trade secret agreements and confidentiality agreements.

     7.5  Non-Disclosure of Target Proprietary Information.

          (a) The Target Principal Shareholder recognizes and acknowledges, by virtue of his involvement with and ownership interest in Target, had and may continue to have access, to confidential, proprietary, and highly sensitive information relating to the business of Target and the Target Subsidiaries, which are valuable, special, and unique assets of Target (the "Target Proprietary Information"). The Target Proprietary Information includes information pertaining to:

               (i) The identities of customers and clients with which or whom Target or any Target Subsidiary does or seeks to do business, as well as the point of contact persons and decision-makers at these customers and clients, including their names, addresses, e-mail addresses and positions;

               (ii) The past or present purchasing history and the past and/or current job requirements of each past and/or existing customer and client;

               (iii) The volume of business and the nature of the business relationship between Target or any Target Subsidiary and its customers and clients;

               (iv) The business plans and strategy of Target or any Target Subsidiary, including customer or client assignments and rearrangements, sales and administrative staff expansions, marketing and sales plans and strategy, proposed adjustments in compensation of sales personnel, revenue, expense and profit projections, industry analyses, and any proposed or actual implemented technology changes;

               (v) Information regarding the employees of Target or any Target Subsidiary, including their identities, skills, talents, knowledge, experience, and compensation;

               (vi) The financial results and business condition of Target or any Target Subsidiary;

               (vii) Computer programs and software developed by Target or any Target Subsidiary and tailored to its needs by its employees, independent contractors, consultants or vendors;

               (viii) Information relating to Target's or any Target Subsidiary's engineers, designers, contractors, or persons likely to become engineers, designers, or contractors;

               (ix) Any past, present or future merchandise or supply sources of Target or any Target Subsidiary;

               (x) System designs, procedure manuals, automated data programs, reports and personnel procedures of Target or any Target Subsidiary; and

               (xi) Notwithstanding the foregoing, "Target Proprietary Information" does not include the following:

                     (A) information that has become publicly known through no wrongful act of the receiving party;

                     (B) information that has been rightfully received from a third party authorized by the party that is the owner, creator or compiler thereof to make such disclosure without restriction;

                     (C) information that has been approved or released by written authorization of the party that is the owner, creator or compiler thereof; or

                     (D) information that is being or has been disclosed pursuant to a valid court order after a reasonable attempt has been made to notify the party that is the owner, creator or compiler thereof.

          (b) In light of the foregoing, and in connection with and in consideration for the Merger Consideration to be received pursuant to the terms of this Agreement, the Target Principal Shareholder hereby agrees that for a period of five years and one day after the Closing Date (such time period to be referred to hereafter as the "Post-Closing Period") the Target Principal Shareholder will not use, publish, disclose or divulge, directly or indirectly, at any time, any Target Proprietary Information for his own benefit or for the benefit of any person, entity, or corporation other than Target, to any person who is not then a current employee of the Surviving Corporation, without the express, written consent of Axtive, unless such disclosure is required by Law, provided, that prior to disclosing any Target Proprietary Information pursuant to this clause, the Target Principal Shareholder shall, to the extent possible, give prior written notice to Axtive and the Surviving Corporation thereof and provide Axtive and the Surviving Corporation the opportunity to contest such disclosure. To the extent that the Target Principal Shareholder has obligations similar to those outlined in this Section 7.5 in any other agreement with Axtive and/or the Surviving Corporation, including any employment agreement, then the terms of this Section 7.5 shall control to the extent Section 7.5 provides for a broader scope and/or longer duration of such obligations.

          (c) Because of the difficulty of measuring economic losses as a result of the breach of the covenants in Section 7.5(b), because a breach of such covenants would diminish the value of the assets and business of Target being sold pursuant to this Agreement, and because of the immediate and irreparable damage that would be caused for which the Surviving Corporation or Axtive would have no other adequate remedy, the Target Principal Shareholder agrees that the covenants in Section 7.5(b) may be enforced against him by injunctions, restraining orders and other equitable actions. Nothing herein shall be construed as prohibiting the Surviving Corporation or Axtive from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

     7.6 Employment Agreements. Concurrently with the execution of this Agreement, the Surviving Corporation shall enter into a mutually acceptable Employment Agreement with each of the individuals identified on Schedule 7.6 (collectively, the "Employment Agreements").

     7.7 Collectible A/R Deficiency. To the extent a claim for indemnification for a breach of the representation and warranty in Section 5.9(b) is paid under
Section 8.1, the account receivable for which such indemnification payment was made shall be assigned to the Target Principal Shareholder at the time of such payment. Axtive shall cause the Surviving Corporation to reasonably cooperate and assist the Target Principal Shareholder in collecting any assigned accounts receivable.

                                  ARTICLE VIII
                                 INDEMNIFICATION

     8.1 Indemnification by the Target Principal Shareholder. The Target Principal Shareholder hereby makes the following covenants:

          (a) General Indemnification. Subject to the limitations set forth in this ARTICLE VIII, the Target Principal Shareholder covenants and agrees that he will indemnify, defend, protect and hold harmless Axtive, Newco and the Surviving Corporation, their respective officers, directors, employees, stockholders, agents, representatives and Affiliates and each person, if any, who controls or may control them (the "Axtive Indemnified Persons") from and against any and all Losses as a result of or arising out of the following: (i) until the Target Expiration Date, any breach of the representations and warranties given or made by the Target Principal Shareholder in this Agreement, any Target Ancillary Agreement or any certificate, document or instrument delivered by or on behalf of Target or the Target Principal Shareholder pursuant hereto; (ii) any breach, default or nonfulfillment of any covenant or agreement on the part of the Target Principal Shareholder or Target under this Agreement or any Target Ancillary Agreement; or (iii) the failure of Target or the Target Principal Shareholder to deliver any Required Consent at or before the Closing (collectively, the "Axtive Losses").

          (b) Exclusive Remedy. The exclusive remedy of any Axtive Indemnified Person, absent fraud, for any Axtive Loss shall be pursuant to this Section
     8.1. Notwithstanding the foregoing, this limitation shall not apply to equitable relief sought by Axtive with regard to the covenants of the Target Principal Shareholder set forth in Section 7.5 and ARTICLE IX.

          (c) Threshold Amount. Axtive Indemnified Persons shall have no claims under this Section 8.1 against the Target Principal Shareholder unless and until the Axtive Losses exceed $10,000, (the "Threshold Amount"), and then only for the amount by which such Axtive Losses exceed the Threshold Amount.

          (d) Third Person Claims. Promptly after the receipt by any Axtive Indemnified Person of notice or discovery of any claim, action or proceeding (each a "Claim") by a person or entity not a party to this Agreement ("Third Person") giving rise to an Axtive Loss, Axtive or the Axtive Indemnified Person (if other than Axtive) shall give the Target Principal Shareholder written notice of such Claim in accordance with this
     Section 8.1. Within seven days of delivery of such written notice, the Target Principal Shareholder may, with Axtive's written consent, which consent shall not be unreasonably withheld, at the expense of the Target Principal Shareholder, elect to take all necessary steps properly to contest such Claim or to prosecute or defend such Claim to conclusion or settlement, provided that the Target Principal Shareholder pursues the same diligently and in good faith. If the Target Principal Shareholder makes the foregoing election, then he shall take all necessary steps to contest any such Claim or to prosecute or defend such Claim to conclusion or settlement, and shall notify Axtive and the Axtive Indemnified Person of the progress of any such Claim, shall permit the Axtive Indemnified Person, at its expense, to participate in such prosecution, defense or settlement negotiations (provided, however, that if a conflict of interest exists that would make it inappropriate, in the reasonable opinion of the Axtive Indemnified Person, for the same counsel to represent both the Axtive Indemnified Person and the Target Principal Shareholder in the resolution of such Claim, then the Axtive Indemnified Person may retain separate counsel, the fees and expenses of which shall not be borne by the Axtive Indemnified Person, but shall instead be borne by the Target Principal Shareholder as Axtive Losses) and shall provide the Axtive Indemnified Person with reasonable access to all relevant information and documents relating to the Claim and the Target Principal Shareholder's prosecution or defense thereof. If the Target Principal Shareholder does not timely make such election or fails diligently to pursue such prosecution, defense or settlement, then the Axtive Indemnified Person shall be free to contest such Claim or to prosecute or defend such Claim to conclusion or settlement through counsel of its choice, at the cost and expense of the Target Principal Shareholder, shall take all necessary steps regarding the same, shall notify the Target Principal Shareholder of the progress of any such Claim, shall permit the Target Principal Shareholder, at his expense, to participate in such prosecution or defense and shall provide the Target Principal Shareholder with reasonable access to all relevant information and documents relating to the Claim and the Axtive Indemnified Person's prosecution or defense thereof. Subject to the limitations set forth in this ARTICLE VIII, the Target Principal Shareholder shall reimburse the Axtive Indemnified Person for the amount paid in such settlement and any other liabilities or expenses incurred by the Axtive Indemnified Person in connection therewith as Axtive Losses. In either case, the party not in control of a Claim will fully cooperate, and will cause its counsel, if any, to fully cooperate, with the other party in the conduct of the prosecution or defense of such Claim. Neither party will compromise or settle any such Claim without the written consent of either the Axtive Indemnified Person (if the Target Principal Shareholder defends the Claim) or the Target Principal Shareholder (if the Axtive Indemnified Person defends the Claim), such consent not to be unreasonably withheld; provided, however, that notwithstanding the foregoing, any Axtive Indemnified Person shall be entitled to refuse to consent to any such proposed settlement and the Target Principal Shareholder's liability hereunder shall not be limited by the amount of the proposed settlement if such settlement does not provide for the complete release of the Axtive Indemnified Person.

          (e) Non-Third Person Claims. If any Axtive Indemnified Person asserts the existence of a Claim giving rise to Axtive Losses (but excluding Claims by Third Persons), the Axtive Indemnified Person shall give the Target Principal Shareholder written notice of such Claim in accordance with
     Section 8.3 and Section 10.6. If the Target Principal Shareholder, within 30 days after the giving of notice by such Axtive Indemnified Person, shall not give written notice to such Axtive Indemnified Person announcing the Target Principal Shareholder's intent to contest the assertion of such Claim by the Axtive Indemnified Person, such assertion shall be deemed accepted and the amount of such Claim shall be deemed a valid Claim. In the event, however, that the Target Principal Shareholder contests such assertion by giving the written notice to the Axtive Indemnified Person within this 30-day period, then the parties shall act in good faith to reach agreement regarding such Claim. If the parties, acting in good faith, cannot reach agreement with respect to such Claim within 30 days after the notice provided by the Target Principal Shareholder, and a dispute shall arise with respect to such Claim, the prevailing party shall be entitled to reimbursement of costs and expenses incurred in connection with such dispute, including reasonable attorneys' fees, subject to the limitations set forth in this ARTICLE VIII.

     8.2 Indemnification by Axtive. Axtive hereby makes the following covenants:

          (a) General Indemnification. Subject to the limitations set forth in this ARTICLE VIII, Axtive covenants and agrees that it will indemnify, defend, protect and hold harmless the Target Principal Shareholder and his agents, representatives, Affiliates, beneficiaries and heirs and employees (the "Target Indemnified Persons") from and against any and all Losses as a result of or arising out of the following: (i) until the Axtive Expiration Date, any breach of the representations and warranties of Axtive or Newco set forth herein or in the Schedules or certificates attached hereto; (ii) any breach, default or nonfulfillment of any covenant or agreement on the part of Axtive or Newco under this Agreement; or (c) all Taxes for the Post-Transfer Period (collectively, the "Target Losses").

          (b) Exclusive Remedy. The exclusive remedy of any Target Indemnified Person, absent fraud, for any Target Loss shall be pursuant to this Section 8.2.

          (c) Threshold Amount. Target Indemnified Persons shall have no claims under this Section 8.2 against Axtive unless and until the Target Losses exceed the Threshold Amount, and then only for the amount by which such Target Losses exceed the Threshold Amount.

          (d) Third Person Claims. Promptly after the receipt by any Target Indemnified Person of notice or discovery of any Claim by a Third Person giving rise to a Target Loss, the Target Indemnified Person shall give Axtive written notice of such Claim in accordance with this Section 8.2. Within seven days of delivery of such written notice, Axtive may, with the Target Principal Shareholder's written consent, which consent shall not be unreasonably withheld, at the expense of Axtive, elect to take all necessary steps properly to contest such Claim or to prosecute or defend such Claim to conclusion or settlement, provided that Axtive pursues the same diligently and in good faith. If Axtive makes the foregoing election, then Axtive shall take all necessary steps to contest any such Claim or to prosecute or defend such Claim to conclusion or settlement, and shall notify the Target Indemnified Person of the progress of any such Claim, shall permit the Target Indemnified Person, at its expense, to participate in such prosecution, defense or settlement negotiations (provided, however, that if a conflict of interest exists that would make it inappropriate, in the reasonable opinion of the Target Indemnified Person, for the same counsel to represent both the Target Indemnified Person and Axtive in the resolution of such Claim, then the Target Indemnified Person may retain separate counsel, the fees and expenses of which shall not be borne by the Target Indemnified Person, but shall instead be borne by Axtive as Target Losses) and shall provide the Target Indemnified Person with reasonable access to all relevant information and documents relating to the Claim and Axtive's prosecution or defense thereof. If Axtive does not timely make such election or fails diligently to pursue such prosecution, defense or settlement, then the Target Indemnified Person shall be free to contest such Claim or to prosecute or defend such Claim to conclusion or settlement through counsel of its choice, at the cost and expense of Axtive, shall take all necessary steps regarding the same, shall notify Axtive of the progress of any such Claim, shall permit Axtive, at its expense, to participate in such prosecution or defense and shall provide Axtive with reasonable access to all relevant information and documents relating to the Claim and the Target Indemnified Person's prosecution or defense thereof. Subject to the limitations set forth in this ARTICLE VIII, Axtive shall reimburse the Target Indemnified Person for the amount paid in such settlement and any other liabilities or expenses incurred by the Target Indemnified Person in connection therewith as Target Losses. In either case, the party not in control of a Claim shall fully cooperate, and shall cause its counsel, if any, to fully cooperate, with the other party in the conduct of the prosecution or defense of such Claim. Neither party shall compromise or settle any such Claim without the written consent of either the Target Indemnified Person (if Axtive defends the Claim) or Axtive (if the Target Indemnified Person defends the Claim), such consent not to be unreasonably withheld; provided, however, that notwithstanding the foregoing, any Target Indemnified Person shall be entitled to refuse to consent to any such proposed settlement and the Axtive's liability hereunder shall not be limited by the amount of the proposed settlement if such settlement does not provide for the complete release of the Target Indemnified Person.

          (e) Non-Third Person Claims. If any Target Indemnified Person asserts the existence of a Claim giving rise to Target Losses (but excluding Claims by Third Persons), the Target Indemnified Person shall give Axtive written notice of such Claim in accordance with Section 8.3 and Section 10.6. If Axtive, within 30 days after the giving of notice by such Target Indemnified Person, shall not give written notice to such Target Indemnified Person announcing Axtive's intent to contest the assertion of such Claim by the Target Indemnified Person, such assertion shall be deemed accepted and the amount of such Claim shall be deemed a valid Claim. In the event, however, that Axtive contests such assertion by giving the written notice to the Target Indemnified Person within this 30-day period, then the parties shall act in good faith to reach agreement regarding such

     Claim. If the parties, acting in good faith, cannot reach agreement with respect to such Claim within 30 days after the notice provided by Axtive, and a dispute shall arise with respect to such Claim, the prevailing party shall be entitled to reimbursement of costs and expenses incurred in connection with such dispute, including reasonable attorneys' fees, subject to the limitations set forth in this ARTICLE VIII.

          (f) Action by Target Principal Shareholder. If two or more Target Indemnified Persons deliver, whether separately or together, a Claim to Axtive pursuant to this Section 8.2 arising from or relating to the same or a reasonably similar matter, then the Target Principal Shareholder shall act on behalf of each such Target Indemnified Person for purposes of this
     Section 8.2.

     8.3  Notice of Claim. Any written notice of a Claim required under Section
8.1 or Section 8.2 shall be in writing, shall be given in accordance with
Section 10.6 and shall contain the following information to the extent reasonably available to party giving the notice:

          (a) The good faith estimate of the party giving the notice of the reasonably foreseeable maximum amount of the alleged Losses (which amount may be the amount of damages claimed by a Third Person in a Claim); and

          (b) A brief description in reasonable detail of the facts, circumstances or events giving rise to the alleged Losses based on good faith belief thereof of the party giving the notice and the basis under this Agreement for such Claim, including the identity and address of any Third Person claimant (to the extent reasonably available to the party giving the notice) and copies of any formal demand, complaint or other document related to the Claim.

     8.4  Survival of Representations and Warranties.

          (a) Representations and Warranties of Target Principal Shareholder. All representations and warranties of the Target Principal Shareholder contained in ARTICLE V shall survive the Closing for a period of one year and one day after the Closing Date (the "Target Expiration Date"), regardless of any investigation made by or on behalf of the parties to this Agreement (except to the extent Axtive has actual knowledge of a breach of a representation and warranty at or before Closing), except that (i) the representations and warranties contained in Section 5.3 and Section 5.10 shall survive the Closing for the Post-Closing Period, regardless of any investigation made by or on behalf of the parties to this Agreement (except to the extent Axtive has actual knowledge of a breach of a representation and warranty at or before Closing), which shall be deemed to be the Target Expiration Date therefor, and (ii) the representations and warranties contained in Section 5.16 (but only with respect to Tax matters) and
     Section 5.17 shall survive until such time as the applicable limitations period has run, which shall be deemed to be the Target Expiration Date therefor. Notwithstanding the preceding provisions of this Section 8.4(a), any act or omission constituting fraud shall have no limit as to time.

          (b) Axtive's Representations. All representations and warranties of Axtive contained in ARTICLE VI shall survive the Closing for a period of one year and one day after the Closing Date (the "Axtive Expiration Date"), regardless of any investigation made by or on behalf of the parties to this Agreement (except to the extent Target has actual knowledge of a breach of a representation and warranty at or before Closing). Notwithstanding the preceding provisions of this Section 8.4(b), any act or omission constituting fraud shall have no limit as to time.

     8.5  Indemnification Limitation.

          (a) Aggregate Limitation. The aggregate indemnification obligation of the Target Principal Shareholder under Section 8.1 and of Axtive under
     Section 8.2 shall each be limited to $300,000. Notwithstanding the foregoing, the limitations set forth in this Section 8.5(a) shall not apply to any Loss as a result of or arising from any act or omission constituting fraud.

          (b)  Stock Purchase.

               (i) At the Closing, the Target Principal Shareholder shall purchase from Axtive 150 shares of its Series A Preferred Stock (such shares being the "Series A Stock") for an aggregate purchase price of $150,000. The Series A Stock shall be pledged to Axtive as security for the first $150,000 of Axtive Losses in excess of the Threshold Amount subject to indemnification by the Target Principal Shareholder under Section 8.1, which pledge shall be evidenced by a separate pledge agreement by and between Axtive and the Target Principal Shareholder. Subject to the terms of this ARTICLE VIII, Axtive agrees, on behalf of itself and the Axtive Indemnified Persons, to accept, pursuant to the terms of such pledge agreement, a transfer or transfers of shares of the Series A Stock valued on the basis of the purchase price per share of $1,000.00 paid therefor by the Target Principal Shareholder in payment of such Axtive Losses up to an aggregate of $150,000.

               (ii) Subject to the provisions of Section 8.1, including the notice provisions thereof, if there are Axtive Losses in excess of the Threshold Amount, Axtive shall give written notice to the Target Principal Shareholder with respect to the amount of such Axtive Losses and the basis therefor. The Target Principal Shareholder shall have five business days from the date of receipt of such written notice to pay or reimburse Axtive, on behalf of the Axtive Indemnified Persons suffering such Axtive Losses, the full amount of such Axtive Losses or to give written notice to Axtive disputing payment of such Axtive Losses. If, after the expiration of such period, the full amount of such Axtive Losses is not paid or reimbursed and the Target Principal Shareholder has not given written notice disputing payment of such Axtive Losses, Axtive shall cause the such Axtive Losses (net of any payments or reimbursements by the Target Principal Shareholder with respect thereto) to be satisfied with a transfer of shares of Series A Stock, to the extent thereof, pursuant to Section 8.5(b)(i) and the related pledge agreement on behalf of the Axtive Indemnified Persons. If the Target Principal

          Shareholder has given timely written notice disputing payment of such Axtive Losses, the provisions of Section 10.14 shall govern the resolution of the dispute and no shares of Series A Stock shall be transferred to Axtive until such dispute is resolved and only pursuant to the terms of such resolution.

               (iii) If, as of the expiration of nine months after the Closing Date, Axtive determines there have been no transfers of shares of Series A Stock pursuant to Section 8.5(b)(i) and the related pledge agreement, no Claims subject to indemnification under Section 8.1 are pending and no disputes with respect to indemnification obligations under Section 8.1 are pending, then 75 shares of the Series A Stock shall be released from the pledge pursuant to the terms of the pledge agreement. Promptly following the Target Expiration Date and a determination by Axtive, as of the Target Expiration Date, that no Claims subject to indemnification under Section 8.1 are pending and no disputes with respect to the Target Principal Shareholder's indemnification obligations under Section 8.1 are pending, the pledge of the Series A Stock (or the remaining balance thereof) and the related pledge agreement shall be terminated. If Axtive determines, as of the Target Expiration Date, that there are pending Claims subject to indemnification under Section 8.1 and/or pending disputes with respect to the Target Principal Shareholder's indemnification obligations under Section 8.1, the pledge of the Series A Stock (or the remaining balance thereof) and the related pledge agreement shall continue in full force and effect until such pending Claims and/or disputes are resolved to the satisfaction of Axtive. The determinations by Axtive pursuant to this Section 8.5(b)(iii) shall be made reasonably and in good faith and not unreasonably withheld or delayed.

                                   ARTICLE IX
                            NONCOMPETITION COVENANTS

     9.1  Prohibited Activities.

          (a) In connection with and for no additional consideration other than the Merger Consideration, the Target Principal Shareholder will not for a period of two years following the Closing Date and, if longer, for such longer period as provided in the Target Principal Shareholder's offer of employment and subsequent employment agreements with the Surviving Corporation or its Affiliates (with such applicable period being herein referred to as the "Noncompete Term"), without the prior written consent of Axtive, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

               (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial or advisory capacity, whether as an employee, independent contractor, consultant, advisor, representative or agent, in any Competitive Business within a 100 mile radius of where Target or any Target

          Subsidiary conducts business, or has conducted business within the past three years (the "Territory");

               (ii) recruit, hire, solicit, or attempt to recruit, hire or solicit, directly or by assisting others, any employees or consultants employed by or associated with Axtive or the Surviving Corporation or any of their Affiliates, nor shall he contact or communicate with any such employees or consultants for the purpose of inducing employees or consultants to terminate their employment or association with Axtive or the Surviving Corporation or any of their Affiliates, provided that for purposes of this covenant, "employees or consultants" shall refer to permanent employees, temporary employees or consultants who were employed by, doing business with, or associated with Target, Axtive or the Surviving Corporation or any of their Affiliates within six months before the time of the attempted recruiting, hiring or solicitation; or

               (iii) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of Target, Axtive or the Surviving Corporation or any Affiliates of such parties within the Territory for the purpose of soliciting or selling services or products in a Competitive Business within the Territory.

          (b) To the extent that the Target Principal Shareholder has obligations similar to those outlined in Section 9.1(a) in any other agreement with Axtive and/or the Surviving Corporation (including any employment agreement), then the terms of Section 9.1(a) shall control to the extent Section 9.1(a) provides for a broader scope and/or longer duration of such obligations.

          (c) Notwithstanding the above, Section 9.1(a) shall not be deemed to prohibit the Target Principal Shareholder from acquiring, as a passive investor with no involvement in the operations of the business, not more than 1% of the capital stock of a Competitive Business the stock of which is publicly traded on a national securities exchange, the Nasdaq Stock Market or over the counter.

     9.2 Equitable Relief. Because of the difficulty of measuring economic losses to Axtive and the Surviving Corporation as a result of a breach of the covenants in this ARTICLE IX, because a breach of such covenant would diminish the value of the assets and business of Target being sold pursuant to this Agreement, and because of the immediate and irreparable damage that could be caused to Axtive and the Surviving Corporation for which it would have no other adequate remedy, the Target Principal Shareholder agrees that the covenants in this ARTICLE IX may be enforced against him by injunctions, restraining orders and other equitable actions.

     9.3 Reasonable Restraint. It is agreed by the parties hereto that the covenants in this ARTICLE IX are necessary in terms of time, activity and territory to protect Axtive's and the Surviving Corporation's interest in the assets and business being acquired pursuant to the terms of this Agreement and impose a reasonable restraint on the Target Principal Shareholder in light of the activities and businesses of Target on the date of the execution of this Agreement and the current plans of Target.

     9.4 Severability; Reformation. The covenants in this ARTICLE IX are severable and separate, and the unenforceability of any specific covenant shall not affect the continuing validity and enforceability of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this ARTICLE IX are unreasonable and therefore unenforceable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court deems reasonable and this Agreement shall thereby be reformed.

     9.5 Material and Independent Covenant. The Target Principal Shareholder acknowledges that his agreements and the covenants in this ARTICLE IX are material conditions to Axtive's and Newco's agreements to execute and deliver this Agreement and to consummate the transactions contemplated hereby and that Axtive and Newco would not have entered into this Agreement without such covenants. All of the covenants in this ARTICLE IX shall be construed as an agreement independent of any other provision in this Agreement.

                                   ARTICLE X
                                 MISCELLANEOUS

     10.1 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of Law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Axtive, Newco, the Surviving Corporation and Target, and the heirs and legal representatives of the Target Principal Shareholder.

     10.2 Entire Agreement. This Agreement (including the Schedules and any Exhibits attached hereto), the Target Ancillary Documents and the Axtive Ancillary Documents constitute the entire agreement and understanding among the Target Principal Shareholder, Target, Newco and Axtive and supersede any prior agreement and understanding relating to the subject matter hereof, whether oral or written, including the Letter of Intent. This Agreement may be modified or amended only by a written instrument executed by the Target Principal Shareholder and Target, Newco and Axtive, acting through their respective officers, duly authorized by their respective boards of directors.

     10.3 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership among the parties. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other, and the parties' status is, and at all times, shall continue to be, that of independent contractors with respect to each other. Except as provided in Section 8.2(f) with respect to the Target Principal Shareholder, no party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section 10.3.

     10.4 Absence of Third Party Beneficiary Rights. Except as expressly provided in Section 10.5, no provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party or any other person or entity, unless specifically provided otherwise herein.

     10.5 Expenses. Unless otherwise provided in the Agreement, each party shall bear its respective expenses and fees of its own accountants, attorneys, investment bankers and other professionals incurred with respect to this Agreement and the transactions described herein or in connection therewith. Notwithstanding the foregoing, the parties hereto acknowledge that Target has incurred, since the Balance Sheet Date and in connection with the Merger and the related transactions described herein or in connection therewith, fees and expenses for lawyers and accountants in the aggregate amount of $42,500, which Axtive agrees to pay or to cause the Surviving Corporation to pay, on behalf of Target, in the following manner: (a) fees and expenses of Haynes and Boone, LLP in the aggregate amount of $30,000 in two equal installments, the first of which shall be paid by wire transfer on the Closing Date and the second of which shall be paid by wire transfer on or before the 45th day following the Closing Date; and (b) fees and expenses of the independent auditors of ThinkSpark in the aggregate amount of $12,500, which have been incurred by ThinkSpark since the Balance Sheet Date in connection with the preparation of the audited Target Financial Statements described in Section 5.7(a)(i) (which amount is an estimate of the unpaid amount remaining under the original fee estimate provided to ThinkSpark and Axtive by such independent auditors). Target shall not otherwise incur, in connection with the Merger and the related transactions described herein or in connection therewith, any additional fees and expenses for any lawyers, accountants and other professionals for the period of time from the Balance Sheet Date until the Closing Date, and if, for any reason, any such additional fees and expenses are or have been incurred by Target, then on or before the Closing Date the Target Principal Shareholder shall have paid, by itself or together with one or more other Target Shareholders, the amount of such additional fees or expenses incurred. The parties hereto agree that Haynes and Boone, LLP shall be a third party beneficiary of this Agreement with respect to this Section 10.5.

     10.6 Notices. All notices and communications required or permitted hereunder shall be in writing and may be given by (i) depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivering the same in person or by express or overnight delivery to an officer or agent of such party or (iii) facsimile, and shall be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails. All such notices and communications shall be addressed as follows:

          (a) If to Axtive, Newco or the Surviving Corporation, addressed to them at:

                     Axtive Corporation
                     1445 Ross Avenue, Suite 4500
                     Dallas, Texas 75202
                     Attn: President
                     Facsimile: 214-397-0228
               with a copy (which shall not constitute notice) to:

                     Gardere Wynne Sewell LLP
                     1601 Elm Street, Suite 3000
                     Dallas, Texas 75201-4761
                     Attn: Randall G. Ray, Esq.
                     Facsimile: 214-999-4667

          (b) If to the Target Principal Shareholder, addressed to him as follows:

                     Kerry Osborne
                     853 Shady Lane
                     Southlake, Texas 76092

               with a copy (which shall not constitute notice) to:

                     Haynes and Boone, LLP
                     901 Main St., Suite 3100
                     Dallas, Texas 75202
                     Attn: Gregory R. Samuel, Esq.
                     Facsimile: 214-651-5940

or such other address as any party hereto shall specify pursuant to this Section
10.5 from time to time.

     10.7 Exercise of Rights and Remedies. Except as otherwise provided herein,
(i) any and all remedies expressly conferred herein upon a party shall be deemed exclusive of any other remedy conferred hereby or by Law on such party, and the exercise of any one remedy shall preclude the exercise of any other, (ii) no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later, and (iii) no waiver of any single breach or default shall be deemed a waiver of any other breach or default occurring before or after that waiver.

     10.8 Public Announcement. Axtive and Target shall issue a press release approved by both parties announcing the Merger as soon as practicable following the execution of this Agreement; provided, however, that Axtive may make such press releases or other public filings or announcements without the approval of the other parties hereto upon the determination of Axtive's counsel that such action is necessary to comply with any relevant Laws related thereto.

     10.9 Confidentiality.

          (a) Except as expressly authorized by Axtive in writing, Target and the Target Principal Shareholder shall not directly or indirectly divulge to any person or entity or use any Axtive Confidential Information, except as required for the performance of its duties under this Agreement. As used herein, "Axtive Confidential Information" consists of:

                (i) Any information designated by Axtive as confidential whether developed by Axtive or disclosed to Axtive by a third party;

                (ii) The source code to any Axtive software, and any trade secrets relating to any of the foregoing; and

                (iii) Any information relating to Axtive's product plans, product designs, product costs, product prices, product names, finances, marketing plans, business opportunities, personnel, research development or know-how.

           (b) The foregoing restriction shall apply to information about a party whether or not it was obtained from such party's employees, acquired or developed by the other party during such other party's performance under this Agreement, or otherwise learned. The foregoing restrictions shall not apply to information that:

                (i) Has become publicly known through no wrongful act of the receiving party;

                (ii) Has been rightfully received from a third party authorized by the party which is the owner, creator or compiler to make such disclosure without restriction;

                (iii) Has been approved or released by written authorization of the party which is the owner, creator or compiler; or

                (iv) Is being or has therefore been disclosed pursuant to a valid court order after a reasonable attempt has been made to notify the party, which is the owner, creator or compiler.

           (c) Neither Axtive nor Target shall divulge the terms and conditions of this Agreement, except as disclosed in accordance with Section 10.8, as necessary to effect the terms and conditions of this Agreement or as otherwise required by Law.

     10.10 Construction of Agreement. The language in this Agreement shall not be construed for or against either party. A reference to a Section, Schedule or Exhibit refers to a section in, or a schedule or any exhibit attached to, this Agreement, unless otherwise expressly set forth herein. The titles and headings in this Agreement are for reference purposes only and shall not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement shall be considered as a whole.

     10.11 Knowledge. References in this Agreement to the knowledge of Target (or similar phrases) refer to the actual knowledge of Kerry Osborne, Kathy Hiser, Bruce Rowden, Stanley D. Strifler or M. Jay Stigers. References in this Agreement to the knowledge of Axtive or Newco (or similar phrases) refer to the actual knowledge of Graham C. Beachum, II, President and Chief Executive Officer, or David N. Pilotte, Executive Vice President and Chief Financial Officer.

     10.12 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable, but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     10.13 Governing Law. The laws of the State of Texas (without regard to its choice of law principles that might apply the law of another jurisdiction) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties.

     10.14 Dispute Resolution. Any dispute hereunder ("Dispute") shall be settled by arbitration in Dallas, Texas and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA Rules") then in effect. In all respects, however, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA Rules.

           (a) Compensation of Arbitrator. Any such arbitration shall be conducted before a single arbitrator who shall be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon a reasonable hourly or daily consulting rate for the arbitrator if the parties are not able to agree upon his or her rate of compensation.

           (b) Selection of Arbitrator. The parties shall obtain from the American Arbitration Association a list of arbitrators available to conduct the arbitration who are lawyers familiar with Texas contract law and experienced in mergers and acquisitions; provided, however, that such lawyers cannot work for a firm then performing services for either party or otherwise have a conflict of interest. The parties shall use their reasonable efforts to agree upon an arbitrator on such list to conduct the arbitration. If the parties are unable to agree upon an arbitrator, each party shall choose one person from the list of arbitrators provided by the American Arbitration Association, and the two persons so selected shall select from the list provided by the American Arbitration Association the person who shall act as the arbitrator.

           (c) Burden of Proof. For any Dispute submitted to arbitration, the burden of proof shall be as it would be if the Dispute were litigated in a Texas judicial proceeding.

           (d) Payment of Costs. Axtive and the Target Principal Shareholder shall each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that the prevailing party in any arbitration shall be entitled to an award of attorneys' fees and costs, and all costs of arbitration, including those provided for above, shall be paid by the non-prevailing party, and the arbitrator shall be authorized to make such determinations.

           (e) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator shall render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and shall deliver such documents to each party to this Agreement along with a signed copy of the award. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute; provided, however, the arbitrator shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. Subject to Section 10.14(d), the arbitrator shall have the authority to order payment of damages, reimbursement of costs, including those incurred to enforce this Agreement, and payment of interest thereon to the prevailing party. A decision by the arbitrator shall be final and binding.

           (f) Judgment on Award. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof.

           (g) Exclusive Remedy. Except as specifically otherwise provided in this Agreement, arbitration shall be the sole and exclusive remedy of the parties for any Dispute arising out of this Agreement.

     10.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile transmission of any signed original document or retransmission of any signed facsimile transmission shall be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

                  [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                            AXTIVE CORPORATION.


                            By:   /s/ David N. Pilotte
                               -------------------------------------------------
                               David N. Pilotte, Executive Vice President and Chief Financial Officer


                            AXTIVE ACQUISITION CORP.


                            By:   /s/ David N. Pilotte
                               -------------------------------------------------
                               David N. Pilotte, Vice President and Secretary


                            THINKSPARK CORPORATION


                            By:   /s/ Stanley D. Strifler
                               -------------------------------------------------
                               Stanley D. Strifler, President and Chief
                               Executive Officer


                            TARGET PRINCIPAL SHAREHOLDER:


                                  /s/ Kerry Osborne
                            ----------------------------------------------------
                            Kerry Osborne, Individually

                            LIST OF OMITTED SCHEDULES

     The schedules to the foregoing Agreement and Plan of Merger listed below have been omitted. Axtive Corporation agrees supplementally to furnish a copy of any omitted schedule to the Securities and Exchange Commission upon request.

Document Description

Schedule 3.1 - Merger Consideration
Schedule 5.1 - Organization and Good Standing
Schedule 5.4 - Subsidiaries
Schedule 5.5 - Required Consents
Schedule 5.6 - Litigation; Legal Impediments
Schedule 5.7 - Financial Statements; Books and Records
Schedule 5.8 - Liabilities and Obligations
Schedule 5.9 - Accounts and Notes Receivable
Schedule 5.10 - Assets
Schedule 5.11 - Agreements and Commitments
Schedule 5.12 - Customers and Suppliers
Schedule 5.13(b) - Intellectual Property: List
Schedule 5.13(c) - Intellectual Property: Infringement
Schedule 5.14 - Compliance with Laws
Schedule 5.16(a) - Employees: Employment Agreements
Schedule 5.16(b) - Employees: Collective Bargaining
Schedule 5.16(c) - Employees: Benefit Plans
Schedule 5.16(e) - Employees: Executive Parachutes
Schedule 5.16(f) - Employees: Employee Compensation
Schedule 5.16(g) - Employees: Benefit Plan Contributions
Schedule 5.17 - Tax Matters
Schedule 5.18 - Insurance
Schedule 5.20 - Absence of Certain Changes
Schedule 5.20(j) - Changes of Management Personnel
Schedule 5.22 - Certain Transactions and Agreements
Schedule 5.24 - Bank Accounts and Powers of Attorney
Schedule 7.3 - Repayment of Related Party Indebtedness
Schedule 7.6 - Employment Agreements